UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DELEK US HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

To Our Stockholders:

Notice is hereby given that the 2012 Annual Meeting of Stockholders of Delek US Holdings, Inc. (the “Company”) will be held on Tuesday, May 1, 2012 at 2:00 p.m., central daylight saving time, at the Hilton Garden Inn, 9150 Carothers Parkway in Franklin, Tennessee, for the following purposes:

(1)
To elect the seven nominees named in the accompanying Proxy Statement as directors of the Company to serve until the 2013 Annual Meeting and until their respective successors are elected and have been qualified;

(2)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year; and

(3)	To transact any other business properly brought before the meeting.

Additional information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Stockholders of record of the Company’s Common Stock as of the close of business on March 12, 2012 are entitled to notice of, and to vote at, the meeting. You are cordially invited to attend the meeting in person.

Whether or not you plan to attend the Annual Meeting in person, please mark your votes, then date and sign the enclosed form of proxy and return it promptly in the enclosed postage-paid envelope. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person if you wish to do so.

By Order of the Board of Directors,
Kent B. Thomas
General Counsel and Secretary
Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, TN 37027
March 30, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 1, 2012

Our proxy statement and Annual Report to Stockholders for our 2011 fiscal year are available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy.

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TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1

PROPOSAL 1: ELECTION OF DIRECTORS	4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	7

EQUITY COMPENSATION PLAN INFORMATION	7

CORPORATE GOVERNANCE	8

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	12

EXECUTIVE COMPENSATION	14

AUDIT COMMITTEE REPORT	31

RELATIONSHIP WITH INDEPENDENT AUDITORS	31

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2012	32

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING	32

ii

DELEK US HOLDINGS, INC.
7102 COMMERCE WAY
BRENTWOOD, TENNESSEE 37027

ANNUAL MEETING OF STOCKHOLDERS
MAY 1, 2012

PROXY STATEMENT

QUESTIONS AND ANSWERS

1. Why am I receiving these materials? This Proxy Statement and enclosed form of proxy (first mailed to stockholders on or about March 30, 2012) are furnished in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. The Annual Meeting will be held on May 1, 2012 at 2:00 p.m., central daylight saving time, at the Hilton Garden Inn, 9150 Carothers Parkway in Franklin, Tennessee. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. Unless otherwise indicated or the context requires otherwise, the terms “Delek,” “we,” “our,” “Company” and “us” are used in this report to refer to Delek US Holdings, Inc. and its consolidated subsidiaries.

2. What are the purposes of the Annual Meeting? The Annual Meeting is being held: (1) to elect the seven nominees named in this Proxy Statement as directors of the Company, each to serve for a term of one year until the Annual Meeting of Stockholders in 2013 and until the election and qualification of his successor or earlier termination of service; (2) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and (3) to transact such other business as may properly be brought before the meeting or at any adjournment thereof. Members of the Company's management will also discuss our business and be available to respond to appropriate questions from stockholders.

3. How may I obtain the Company’s Annual Report for the fiscal year ended December 31, 2011? A copy of our Annual Report to Stockholders and Annual Report on United States Securities and Exchange Commission (“SEC”) Form 10-K accompany this Proxy Statement. These documents are also available at http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy. A copy of these documents (which include our financial statements for the 2011 fiscal year) may also be obtained from us upon written request. Please refer to question 20 below for information on how to request additional information from us.

4. Who may attend the Annual Meeting? Stockholders of record as of the close of business on March 12, 2012 (the “record date”), or their duly appointed proxies, may attend the meeting. Stockholders whose shares are held through a broker or other nominee will need to bring a copy of their brokerage statement reflecting their ownership of our common stock, $0.01 par value (“Common Stock”), as of the record date.

5. Who is entitled to vote? Holders of record of our Common Stock at the close of business on the record date are entitled to vote at the Annual Meeting. On the record date, 58,187,424 shares of common stock were issued and outstanding. The common stock is our only outstanding class of voting securities. Each outstanding share of Common Stock is entitled to one vote for all matters before the Annual Meeting. If you attend the Annual Meeting, you may vote in person. Votes submitted by proxy card and received by our transfer agent on or before 11:59 p.m. (eastern time) on April 30, 2012 will be counted. Only votes submitted in person at the Annual Meeting will be counted after that time.

6. Who is soliciting my vote? Your vote is being solicited by our Board of Directors. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

7. How does the Board of Directors recommend that I vote? The Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors and “FOR” the ratification of our independent registered public accounting firm.

8. How will voting on any other business be conducted? Although we do not know of any business to be considered at the 2012 Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card gives authority to Ezra Uzi Yemin, our President and Chief Executive Officer, and Mark B. Cox, our Executive Vice President and Chief Financial Officer, to vote your shares on such matters at their discretion.

9. What is the difference between a “stockholder of record” and a “street name” holder? These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AmStock”), you are a “stockholder of record” (or "registered stockholder") of those shares, and these proxy materials have been provided directly to you by the Company. If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a "beneficial owner" of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your brokerage, bank, trust or other nominee as custodian (the "record holder"), along with a voting instructions card.

10. How do I vote my shares if I am a stockholder of record? Enclosed is a proxy card for the shares of stock held by you on the record date. You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. Unless otherwise indicated on the proxy, shares represented by any proxy will, if the proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” each of the nominees for director and “FOR” the ratification of our independent registered public accounting firm.

11. How do I vote my shares if they are held in street name? As the beneficial owner, you have the right to direct your record holder how to vote your shares by using the voting instructions card, and the record holder is required to vote your shares in accordance with your instructions.

12. Can I revoke or change my vote? Yes. You may revoke or change your vote by: (a) notifying our Secretary in writing on or before 11:59 p.m. (eastern time) on April 30, 2012; (b) submitting a later-dated and timely proxy card by mail on or before 11:59 p.m. (eastern time) on April 30, 2012; or (c) if you are the registered stockholder and your shares are not held in street name, voting in person at the meeting. If you are a beneficial owner with your shares held in street name, you must follow the instructions of your broker, bank, trust or other nominee who is the registered stockholder of your shares to revoke a proxy. The latest-dated, timely, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

13. Who will count the vote? Representatives of our transfer agent, AmStock, will count the votes and act as the inspector of the elections.

14. Is my vote confidential? Proxy cards, ballots and voting tabulations that identify individual stockholders are returned directly to AmStock and are handled in a manner designed to protect your voting privacy. Your vote will not be disclosed to us except: (a) as needed to permit AmStock to tabulate and certify the vote; (b) as required by law; or (c) in limited circumstances such as a proxy contest. Additionally, all comments written on the proxy card or elsewhere will be forwarded to us, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

15. What does it mean if I get more than one proxy card? If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

16. What is a “quorum”? A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the Annual Meeting to be held. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

17. What are the voting requirements to approve each proposal? Directors are elected by a plurality of votes cast by holders of shares entitled to vote. This means that the director nominees with the most votes for the positions available are elected. To approve the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, a majority of the shares present or voting at the meeting must vote in favor of the proposal. We are a controlled company under the rules and regulations of the New York Stock Exchange (“NYSE”). At the close of business on the record date, approximately 68.3% of our outstanding Common Stock was controlled by Delek Group, Ltd. (“Delek Group”), a conglomerate that is domiciled and publicly traded in Israel. Delek Group has advised us that it intends to vote all of the shares of Common Stock controlled by it in accordance with the recommendations of the Board of Directors on each of the items of business listed above.

18. What is the effect of abstentions, withheld votes and broker non-votes? Abstentions and instructions on the accompanying proxy card to withhold authority to vote will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum exists and will result in the proposal receiving fewer votes. However, the number of votes otherwise received will not be reduced by such action.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under NYSE rules, NYSE-member brokers who hold shares of Common Stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, who are the beneficial owners of the shares, are not permitted to vote on non-routine matters. For non-routine matters, these broker non-votes will be counted for the purpose of determining the presence or absence of a quorum and will result in the proposal receiving fewer votes.

Non-Discretionary Items. The election of directors is considered a non-routine item and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as independent auditors is a routine item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

19. Can I change the number of copies of the Annual Meeting materials that I receive? Yes. If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report, Form 10-K, Notice of Annual Meeting to Stockholders, Notice of Internet Availability of Proxy Materials and Proxy Statement. We will promptly deliver a separate copy to any stockholder upon written or oral request to our Secretary, Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027, (615) 771-6701 or by sending an e-mail to ir@DelekUS.com. If you share an address with another stockholder and (i) would like to receive multiple copies of these documents in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household, in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

20. How can I obtain additional information about Delek US Holdings, Inc.? Copies of our Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2011 and our other annual, quarterly and current reports we file with the SEC, and any amendments to those reports, are available free of charge on our website, which is located at http://www.DelekUS.com. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed electronically with the SEC and are available at the SEC’s website, www.sec.gov. Copies of these reports will be sent without charge to any stockholder requesting it in writing to our Secretary, at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. The investor relations page of our website contains our press releases, earnings releases, financial information and stock quotes, as well as links to our SEC filings. The information posted on our website is not incorporated into this Proxy Statement.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to hold office until the 2013 Annual Meeting and until their successors are elected and qualified or until their earlier termination of service. Each of the following individuals is a nominee for election to our Board of Directors: Ezra Uzi Yemin, Asaf Bartfeld, Gabriel Last, Shlomo Zohar, Carlos E. Jordá, Charles H. Leonard, and Philip L. Maslowe. Directors will be elected to serve for a one year term expiring at our Annual Meeting in 2013 and until their respective successors are elected and qualified. All director nominees are currently serving on our Board of Directors. The Board of Directors has determined that each of Messrs. Jordá, Leonard, Maslowe and Zohar qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.

We believe that each director nominee will be able to stand for election. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board of Directors. If you do not wish your shares to be voted for one or more of the nominees, you may so indicate when you vote by withholding your vote for the particular nominee. The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the seven nominees, unless you indicate on the proxy card that your vote should be withheld from any of the nominees.

Each nominee elected as a director will continue in office until his successor has been elected and qualified, or until earlier termination of his or her service.

The age, committee membership and certain other information for each director nominee are set forth below.

Director	Age	Committees
Ezra Uzi Yemin	43	Compensation (Chair)
Asaf Bartfeld	60	Compensation
Shlomo Zohar	60	Audit, Incentive Plan
Gabriel Last	65	None
Carlos E. Jorda	62	Audit, Compensation, Incentive Plan
Charles H. Leonard	63	Audit, Incentive Plan (Chair)
Philip L. Maslowe	65	Audit (Chair), Incentive Plan

Ezra Uzi Yemin has served as our chief executive officer since June 2004 and as our president and a director since April 2001. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of executive officers, and overall responsibility for our operation and performance. Prior to joining us, Mr. Yemin served from 2000 to 2001 as the chief financial officer of Delek — The Israel Fuel Corporation, Ltd., a fuel corporation in Israel and one of our affiliated entities. Additionally, he spent two years with Clal Insurance Company Ltd., an insurance company in Israel and two years in the Insurance Commissioner’s Office of the Israel Ministry of Finance. The Board believes that Mr. Yemin’s service on the Board provides it with important interaction with, and access to, management’s principal policy maker that facilitates the Board’s development and implementation of Company policies.

Asaf Bartfeld has served as one of our directors since January 2002. Mr. Bartfeld has served as the president and chief executive officer of Delek Group since September 2003. Since July 2001, he has served as managing director of Delek Investments and Properties Ltd., one of our affiliated entities. Mr. Bartfeld also serves on the board of directors of several of our affiliated entities, including Delek Group. The Board believes that Mr. Bartfeld’s service on the Board provides it with important interaction with, and access to, the principal executive officer of the Company’s controlling stockholder. Mr. Bartfeld’s membership on the Board brings the perspectives of our controlling stockholder and the principal executive officer of a publicly traded company to Board discussions.

Shlomo Zohar has served as one of our directors since May 2010. Mr. Zohar has served as a business advisor since January 2006. Between January 2006 and December 2009, Mr. Zohar served as a member and chairman of the Boards of Directors of Israel Discount Bank Ltd., Mercantile Discount Bank Ltd., Israel Discount Capital Markets & Investments Ltd. and Israel Credit Cards, Ltd. During this time, Mr. Zohar also served as a member and vice chairman of the Board of Directors of Israel Discount Bank of New York and as a member of the Board of Directors of Discount Bancorp, Inc. From 1990 through 2005, Mr. Zohar served as member of the Auditing Standards Committee and Internal Auditing Committee of the Institute of Certified Public Accountants in Israel. From 1980 through 2005, Mr. Zohar served as managing partner of Zohar, Zohar & Co., CPA where he was responsible for auditing financial statements for some of the largest corporations in Israel. The Board believes that Mr. Zohar’s financial industry experience provides the Board with valuable expertise in the Company’s financial and accounting matters.

Gabriel Last has served as one of our directors since January 2002. In addition, since 2003, Mr. Last has served as the chairman of the board of Delek Group and currently serves on the board of directors of several of Delek Group’s other affiliated entities. Mr. Last served as the chief executive officer of Delek Group from 2001 to 2003. Between 1998 and 2001, Mr. Last was the Managing Director of Israeli Society of Insurance Companies and of Israeli Association of Life Insurance Companies Ltd. Mr. Last served as Vice Inspector General, Israeli Police Force from 1996 to 1998. Mr. Last also served on the board of Sinel Industries Ltd., an unaffiliated public company in Israel from December 2000 to July 2006. The Board believes that Mr. Last’s service on the Board provides it with important interaction with, and access to, the chairman of the board of directors of the Company’s controlling stockholder. Mr. Last’s membership on the Board brings the perspectives of our controlling stockholder and the chairman of the board of a publicly traded company to Board discussions.

Carlos E. Jordá has served as one of our directors since May 2006. Mr. Jordá’s experience has been primarily based in the oil and energy sector. Mr. Jordá has advised clients on potential refining and marketing projects as an employee of Gaffney Cline and Associates since May 2009 and as a self-employed consultant from March 2003 until May 2009. From October 2000 to March 2003, Mr. Jordá served as the president of PDV America and the chairman of the board of directors of Citgo Petroleum Corporation, each affiliates of Petroleos de Venezuela, S.A., a Venezuela stock-owned petroleum company, where he directed joint ventures in the United States. The Board believes that Mr. Jordá’s energy industry experience provides the Board with valuable expertise in energy industry matters.

Charles H. Leonard has served as one of our directors since May 2006. Mr. Leonard served as chief financial officer from March 2009 to November 2011, and vice president from June 2010 to November 2011, of J.A.M. Distributing Company, a privately held provider of quality products and services in vertical markets centering on the fuel, oil and lubricants industries through its lubricant, fuel, automotive, marine, specialty and equipment divisions. From February 2008 until August 2008, Mr. Leonard served as executive vice president and chief financial officer of Landmark FBO, LLC, a privately held fixed base operator, including the related charter, aircraft sales, and maintenance assets for general aviation aircraft. From March 2006 to March 2007, Mr. Leonard served as the chief financial officer of EGL, Inc., a publicly traded company that provides transportation, supply chain management and information services. From September 2005 to December 2005, Mr. Leonard was the chief financial officer of, and from January 2006 to February 2006 was a consultant to, Transport Industries Holdings, Inc., a privately held transportation and logistics company. From September 1988 to July 2005, Mr. Leonard was employed by Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., a publicly traded master limited partnership, that owns and operates common carrier pipelines for the transportation of refined petroleum products, liquefied petroleum and natural gases, crude oil and petrochemicals. Mr. Leonard was responsible for the financial operations of the company and served in various capacities, including treasurer from 1996 to 2002, senior vice president commencing in 1990 and chief financial officer commencing in 1989. The Board believes that Mr. Leonard’s energy industry experience provides the Board with valuable expertise in energy industry matters.

Philip L. Maslowe has served as one of our directors since May 2006. Since May 2010, Mr. Maslowe has served as a member of the Board of Directors of NextMedia Group, Inc., a privately held out-of-home media company that owns and operates radio and outdoor advertising properties throughout the United States. Since January 2010, Mr. Maslowe has served as a member of the board of directors and audit committee chairman of United Site Services, a privately held provider of portable restroom services, temporary fence, storage, erosion control, power sweeping and other site services. Since January 2009, Mr. Maslowe has served as a member of the board of directors and as chairman of the audit committee of American Media, Inc., a privately held publisher of celebrity journalism and health and fitness magazines. From July 2008 to December 2009, Mr. Maslowe served as a member of the board of directors, audit committee chairman and member of the Special Committee to Sell the Company of Hilex Poly Co., LLC, a privately held manufacturer of plastic bag and film products. Since December 2004, Mr. Maslowe has served on the board of directors and the audit committee and as chairman of the human resources committee of NorthWestern Corporation, doing business as NorthWestern Energy, a publicly traded provider of electricity and natural gas. From March 2006 until February 2007, Mr. Maslowe served on the board of managers of Gate Gourmet Group Holdings LLC, a privately held provider of catering services to airlines. The Board believes that Mr. Maslowe’s retail industry experience provides the Board with valuable expertise in retail industry matters. In addition, Mr. Maslowe is a 2011 National Association of Corporate Directors ("NACD") Governance Fellow and has demonstrated his commitment to boardroom excellence by completing NACD's comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices.

The Board of Directors recommends a vote “FOR” each of the above nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 12, 2012, the beneficial ownership of our Common Stock by (i) each person known by us to own more than five percent of our Common Stock, (ii) all of our directors and director nominees, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors, director nominees and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed. Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 7102 Commerce Way, Brentwood, Tennessee 37027.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percentage of Common Stock (2)
Delek Hungary Holding Limited Liability Company (3)	39,389,869		67.69%
Delek Petroleum, Ltd. (3)	39,736,432		68.29%
Delek Group, Ltd. (3)	39,736,432		68.29%
Itshak Sharon (Tshuva) (4)	39,736,432		68.29%
Ergon, Inc.	3,292,844	(5)	5.66%
Ezra Uzi Yemin	951,495	(6)	1.64%
Gabriel Last	34,500		*
Asaf Bartfeld	49,029		*
Aharon Kacherginski	—		*
Shlomo Zohar	—		*
Carlos E. Jordá	11,969		*
Charles H. Leonard	18,969		*
Philip L. Maslowe	13,969		*
Mark B. Cox	45,827		*
Frederec Green	153,780		*
Igal P. Zamir	52,860		*
Assaf Ginzburg	33,271		*
All directors, director nominees and executive officers as a group (14 persons)	1,464,395	(6)	2.52%

*	Less than 1% of issued and outstanding shares of Common Stock.

(1)
For purposes of this table, a person is deemed to have “beneficial ownership” of any shares of Common Stock when such person has the right to acquire them within 60 days after March 12, 2012 (the “measurement date”). For non-qualified stock options (“NQSOs”) and restricted stock units (“RSUs”), we report shares equal to the number of NQSOs or RSUs that are vested or that will vest within 60 days of the measurement date. For stock appreciation rights (“SARs”), we report the shares that would be delivered upon exercise of SARs that are vested or that will vest within 60 days of the measurement date (which is calculated by multiplying the number of SARs by the difference between the $14.22 fair market value of our Common Stock at the measurement date and the exercise price divided by $14.22). For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any shares which such person has the right to acquire within 60 days after the measurement date are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based upon 58,187,424 shares of Common Stock issued and outstanding on the measurement date.

(3)
Delek Group Ltd. (“Delek Group”) is the parent company of Delek Petroleum Ltd. (“Delek Petroleum”), which directly holds 346,563 shares. Delek Petroleum is the parent company of Delek Hungary Holding Limited Liability Company (“Delek Hungary”), which directly holds 39,389,869 shares. In addition to the shares directly held, each entity’s direct and indirect parent companies may be deemed to indirectly beneficially own the shares directly held by subsidiaries. Each entity disclaims beneficial ownership of the Common Stock beneficially owned by its subsidiaries except to the extent of its pecuniary interest therein. The address of Delek Group, Delek Petroleum and Delek Hungary is Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Natanya (South) 42504, Israel.

(4)
Mr. Sharon’s address is Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Natanya (South) 42504, Israel. As of the measurement date, Mr. Sharon beneficially owned approximately 64.36% and 64.59% of the outstanding equity and voting ordinary shares, respectively, of Delek Group through corporations that he controls. Mr. Sharon may be deemed to be an indirect beneficial owner of the Common Stock beneficially owned by Delek Group. Mr. Sharon disclaims beneficial ownership of the Common Stock beneficially owned by Delek Group, except to the extent of his pecuniary interest therein.

(5)
Based upon information in a Schedule 13G filed with the SEC on May 6, 2011 by Ergon, Inc. ("Ergon"). Ergon has sole voting and dispositive power with respect to 3,292,844 shares of Common Stock. The address for Ergon is 2829 Lakeland Drive, Suite 2000, Jackson, Mississippi 39232.

(6)
Includes 307,486 shares of Common Stock that would have been delivered to Mr. Yemin on the measurement date upon the exercise of 640,440, 246,400, 246,400 and 246,400 SARs with base prices of $8.57, $12.40, $13.20 and $14.00, respectively. Does not include 67,200 SARs with base prices in excess of $14.22 that were vested on (or will vest within 60 days of) the measurement date because no shares of Common Stock would have been delivered to Mr. Yemin on the measurement date upon the exercise of such SARs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations of the SEC thereunder require our executive officers and directors and persons who own more than ten percent of our Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership of our Common Stock and changes in their ownership with the SEC. Executive officers, directors and persons owning more than ten percent of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for or by those persons, we believe that, during the year ended December 31, 2011, all filing requirements applicable to our executive officers, directors and owners of more than ten percent of our Common Stock were met except for one Form 4 filed three days late on December 16, 2011 for Igal P. Zamir related to the vesting of 10,000 restricted stock units on December 10, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011, regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	2,264,980	(1)	$11.65	(2)	1,899,752	(1)(3)
Equity compensation plans not approved by security holders	—		—		—
TOTAL	2,264,980		$11.65		1,899,752

(1)
At December 31, 2011, 1,949,300 stock appreciation rights (“SARs”) outstanding under our 2006 Long-Term Incentive Plan (the “Plan”) were at base prices above the $11.41 fair market value of our Common Stock on that date. For purposes of column (a), we calculated the number of shares that would have been issued to settle all outstanding SARs at December 31, 2011. Because the number of shares to be issued upon the exercise of SARs is to be determined based on the difference between the base price of the SAR and the market price of our Common Stock at the date of exercise, 259,691 SARs are reflected in columns (a) and (c).

(2)	At December 31, 2011, 2,988,040 SARs were outstanding at a weighted average exercise price of $12.36.

(3)	Consists of the number of securities available for future issuance under the Plan as of December 31, 2011.

CORPORATE GOVERNANCE

Executive Officers of the Registrant

The following table sets forth the names, ages and positions with Delek US Holdings, Inc. for each of our current executive officers.

Executive Officer	Age	Position
Ezra Uzi Yemin	43	President / Chief Executive Officer / Director
Mark B. Cox	53	Executive Vice President / Chief Financial Officer
Assaf Ginzburg	37	Executive Vice President
Frederec Green	46	Executive Vice President
Igal P. Zamir	46	Executive Vice President
Harry P. (Pete) Daily	63	Executive Vice President
Kent B. Thomas	43	Executive Vice President / General Counsel / Secretary

Set forth below is a brief description of the business experience of these executive officers.

Ezra Uzi Yemin has served as our chief executive officer since June 2004 and as our president and a director since April 2001. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of executive officers, and overall responsibility for our operation and performance. Prior to joining us, Mr. Yemin served from 2000 to 2001 as the chief financial officer of Delek - The Israel Fuel Corporation, Ltd., a fuel corporation in Israel and one of our affiliated entities. Additionally, he spent two years with Clal Insurance Company Ltd., an insurance company in Israel and two years in the Insurance Commissioner’s Office of the Israel Ministry of Finance.

Mark B. Cox is our executive vice president and chief financial officer, and has served in that capacity since joining us in September 2009. Mr. Cox’s duties also include oversight of our investor relations. From June 2007 until September 2009, Mr. Cox served as the Senior Vice President - Treasurer and Director of Investor Relations of Western Refining, Inc., a publicly traded refining company. Between 1994 and 2007, he was employed by Giant Industries, Inc., and served in various positions including Vice President, Executive Vice President, Treasurer, Chief Financial Officer and Assistant Secretary.

Assaf Ginzburg has served as our executive vice president since May 2009 and as a vice president since February 2005. Prior to joining us in November 2004, Mr. Ginzburg served as a financial advisor from July 2001 to March 2003 for Swary-Yohman Financial Consultants, and from April 1999 to July 2001 for Itzhak Swary Ltd., two consulting firms in Israel. Mr. Ginzburg has been a member of the Israel Institute of Certified Public Accountants since 2001 and served as trustee of court for a large Israeli public company in 2002 and 2003.

Frederec Green has served as our executive vice president since May 2009 and as the primary operational officer for our refining operations since joining us in January 2005. From January 2004 until he joined us in January 2005, Mr. Green operated Green Energy Advisors LLC, an independent consulting practice servicing commercial insurance carriers on petroleum refining and electrical matters. Mr. Green has 26 years experience in the refining industry working for UOP LLC, a refinery technology licensing firm, from 1987 to 1990 and Murphy Oil USA, Inc., from 1990 to 2004, where he served as a senior vice president during his last six years. Mr. Green has experience ranging from crude oil and feedstock supply, through all aspects of managing a refining business to product trading, transportation and sales.

Igal P. Zamir has served as our executive vice president since November 2011 and as the primary operational officer for our retail operations since joining us in June 2009. From 2006 until 2009, Mr. Zamir served as Chief Executive Officer of Metrolight, Ltd., a privately held Israeli corporation and global provider of proprietary energy saving solutions in High Intensity Discharge lighting systems. From 2004 until 2006, Mr. Zamir worked as an independent venture partner in Israel. From 1998 until 2004, Mr. Zamir served as Chief Executive Officer of Rostam Ltd., a privately held Israeli corporation and global provider of private label feminine hygiene products.

Pete Daily has served as our executive vice president since November 2011 and as the primary operational officer for our marketing and supply operations since joining us in September 2006. Mr. Daily’s duties include supervising the purchase and supply of fuels for our convenience stores, marketing the refined products produced by our refineries and marketing our supply of refined products in west Texas. Mr. Daily has over 30 years of experience in marketing and supply of refined products.

Kent B. Thomas has served as our executive vice president since November 2011 and as our general counsel and secretary since joining us in August 2005. Mr. Thomas has practiced law for more than fifteen years in Nashville, Tennessee with a focus on securities regulation, corporate governance, executive compensation, equity plan administration, human resources and litigation.

The Board of Directors

At the date of this Proxy Statement, the Board of Directors consists of the following eight members: Ezra Uzi Yemin, Gabriel Last, Asaf Bartfeld, Aharon Kacherginski, Shlomo Zohar, Carlos E. Jordá, Charles H. Leonard and Philip L. Maslowe. Except for Mr. Kacherginski, each of our current directors have been nominated for election at the Annual Meeting to serve for one year terms expiring at our Annual Meeting of Stockholders in 2013.

The Board of Directors has determined that we are a “controlled company” for the purposes of Section 303A of the NYSE Listed Company Manual because Delek Group controls more than 50% of our voting power. As such, we rely on an exemption from the provisions of Section 303A.01 which would otherwise require our board of directors to be composed of a majority of independent directors. The Board of Directors has determined that each of Messrs. Jordá, Leonard, Maslowe, Kacherginski and Zohar qualifies as an independent director under applicable SEC rules and regulations and the rules of the NYSE.

Under the NYSE’s listing standards, a director will not be deemed independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. Based upon information requested from and provided by each director and director nominee concerning his background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board of Directors has determined that each of our independent directors has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and is therefore independent under the NYSE’s listing standards and applicable SEC rules and regulations.

The Board of Directors held 10 meetings during 2011. Each of our directors attended at least 75% of the aggregate of all meetings of the Board and committees on which he served except for Mr. Last who attended 7 of the 10 Board meetings and did not serve on any Board committees. We have not adopted a policy with regard to board member attendance at Annual Meetings of our stockholders and 6 of our 8 directors attended our Annual Meeting of Stockholders on May 3, 2011 in Franklin, Tennessee.

No director serves as chairman or lead director and the Board believes that the absence of such roles encourages equal participation and consideration of all perspectives. The Board oversees the Company’s annual enterprise risk management program and typically receives the report of management’s enterprise risk management committee each March upon completion of the program. In addition to the annual enterprise risk management program, the Audit Committee meets at least once per quarter during the year and discusses with management, the Company’s chief audit executive and the Company’s independent external auditor: (a) current business trends affecting the Company; (b) the major risk exposures facing the Company; (c) the steps management has taken to monitor and control such risk factors; and (d) the adequacy of internal controls that could significantly affect the Company’s financial statements.

The NYSE listing standards require our independent directors to meet at regularly scheduled executive sessions without management. Our independent directors conducted executive sessions in connection with each quarterly meeting of the Audit Committee in 2011 and intend to continue to conduct such executive sessions in connection with each quarterly meeting of the Audit Committee in 2012. We expect that Mr. Maslowe will preside over all such sessions.

Communications with the Board of Directors

Stockholders or other interested parties who wish to communicate with any of our directors, any committee chairperson or the Board of Directors may do so by writing to the director, committee chairperson or the Board in care of the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. Communications received will be forwarded directly to the director to whom it is addressed. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate committee chairperson or to all members of the Board.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation and Incentive Plan Committees. All five members of our Audit and Incentive Plan Committees qualify as independent directors under applicable SEC rules and regulations and the rules of the NYSE. Only one of the three members of our Compensation Committee qualifies as an independent director. As a controlled company, we rely on an exemption from Section 303A.05 of the NYSE Listed Company Manual which would otherwise require our

Compensation Committee to be composed entirely of independent directors.

As a controlled company, we also rely on an exemption from the provisions of Section 303A.04 of the NYSE Listed Company Manual which would otherwise require us to have a nominating/corporate governance committee. Because more than 50% of our voting power is controlled by Delek Group, our Board of Directors believes it is unnecessary to have a nominating/corporate governance committee or a committee performing the functions of this committee. The entire Board of Directors participates in the nomination of candidates for election to the Board of Directors in accordance with our Board of Directors Governance Guidelines, which is posted on our corporate website at www.DelekUS.com.

The Board of Directors is responsible for filling vacancies on the Board of Directors at any time during the year, and for nominating director nominees to stand for election at the Annual Meeting of stockholders. The Board of Directors does not generally utilize the services of search firms or consultants to assist in identifying and screening potential candidates. In accordance with our Board of Directors Governance Guidelines, the Board of Directors identifies individuals qualified to become directors and considers such factors as it deems appropriate, including the individual’s independence, education, experience, reputation, judgment, skill, integrity and industry knowledge. The Board considers the individual’s contribution to the Board’s overall diversity in the foregoing factors, the degree to which the individual’s qualities and attributes complement those of other directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and committees thereof. Directors should have experience in positions with a high degree of responsibility; be leaders in the organizations with which they are affiliated; and have the time, energy, interest and willingness to serve as a member of the Board of Directors. In determining fitness for service on the Board, the Board has no policy for considering racial or ethnic classifications, gender, religion or sexual orientation.

The Board of Directors will consider nominees for directors recommended by our stockholders and will evaluate each nominee using the same criteria used to evaluate director candidates otherwise identified by the Board. Stockholders wishing to make such recommendations may write to the Board of Directors in care of the Secretary at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.

Audit Committee

The Audit Committee consists of Messrs. Maslowe (chairman), Leonard, Jordá, Zohar and Kacherginski. The composition of the Audit Committee originally consisted of Messrs. Maslowe, Leonard and Jordá and did not change from its inception in May 2006 through March 7, 2011. On March 7, 2011, the Audit Committee recommended that Mr. Zohar join the committee, and the Board of Directors appointed Mr. Zohar to the committee on March 8, 2011. On October 31, 2011, the Audit Committee recommended that Mr. Kacherginski join the committee, and the Board of Directors appointed Mr. Kacherginski to the committee on December 12, 2011. The Audit Committee met six times during 2011.

The Board has determined that (i) Messrs. Maslowe, Leonard, Jordá, Zohar and Kacherginski each qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE; and (ii) Mr. Maslowe is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee is to provide assistance to the Board in the oversight of (a) the quality and integrity of our financial statements; (b) the disclosure and financial reporting process, including our financial statements; (c) our internal controls and procedures for financial reporting; (d) the performance of our internal audit function and independent registered public accounting firm employed by us for the purpose of preparing and issuing an audit report or related work; (e) the qualifications and independence of our independent registered public accounting firm; and (f) our compliance with policies under our Code of Business Conduct & Ethics and legal and regulatory requirements. These responsibilities are set forth in the Audit Committee’s charter, which is posted on our corporate website at www.DelekUS.com. In addition, the Audit Committee is generally responsible for administering our related party transactions policy.

Compensation Committee

The Compensation Committee consists of Messrs. Yemin (chairman), Bartfeld and Jordá. The composition of the Compensation Committee has not changed since its inception in May 2006. The Compensation Committee met four times in 2011.

Among the three members of the Compensation Committee, only Mr. Jordá qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE. As a controlled company, we rely upon an exemption from NYSE requirements which would otherwise require our Compensation Committee to be composed entirely of independent directors.

The purpose of the Compensation Committee is to support the Board of Directors and work with management to ensure that compensation practices properly reflect management’s and our philosophy, competitive practices and regulatory requirements. The Compensation Committee reviews, provides advice on and, where appropriate, approves compensation objectives, plans, and levels.

The disinterested members of the Compensation Committee are responsible to our Board of Directors and stockholders for evaluating the performance of Mr. Yemin, our chief executive officer, and approving the compensation awarded to our executive officers. Mr. Yemin’s compensation, which is largely determined by the terms of his employment agreement, is approved by the disinterested members of our Board of Directors. These responsibilities are set forth in the Compensation Committee’s charter, which is posted on our corporate website at www.DelekUS.com.

The Compensation Committee relies heavily on the input and recommendations of Mr. Yemin in determining compensation for our NEOs (other than Mr. Yemin). From time to time, the Compensation Committee will also solicit the input of executive compensation consultants at AON/Hewitt Consulting (“AON”) in evaluating NEO and director compensation.

Incentive Plan Committee

The Incentive Plan Committee consists of Messrs. Leonard (chairman), Maslowe, Jordá, Zohar and Kacherginski. The composition of the Incentive Plan Committee originally consisted of Messrs. Leonard, Maslowe and Jordá and did not change from its inception in May 2010 through March 7, 2011. On March 8, 2011, the Incentive Plan Committee recommended that Mr. Zohar join the committee, and the Board of Directors appointed Mr. Zohar to the committee on March 8, 2011. On November 1, 2011, the Incentive Plan Committee recommended that Mr. Kacherginski join the committee, and the Board of Directors appointed Mr. Kacherginski to the committee on December 12, 2011. The Incentive Plan Committee met four times in 2011.

All five members of the Incentive Plan Committee qualify as independent under applicable SEC rules and regulations and the rules of the NYSE and as “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code. The purpose of the Incentive Plan Committee is to support the Compensation Committee and Board of Directors and work with management to ensure that incentive plan practices properly reflect management’s and our philosophy, competitive practices and regulatory requirements. These responsibilities are set forth in the Incentive Plan Committee’s charter, which is posted on our corporate website at www.DelekUS.com.

The Incentive Plan Committee has delegated a portion of its authority under the 2006 Long-Term Incentive Plan (the “Plan”) to Mr. Yemin. Under this authority, Mr. Yemin may grant up to 15,000 NQSOs or SARs to certain employees. The delegated authority is expressly limited to newly hired employees and employees that are promoted to a job classification that is eligible for equity awards. The delegated authority does not apply to employees who are subject to Section 16(b) of the Exchange Act or who are considered “covered employees” for purposes of Section 162(m) of the Internal Revenue Code.

The Incentive Plan Committee has further limited this delegated authority by prescribing that grants of NQSOs or SARs pursuant to the delegated authority shall occur only once per calendar quarter. Under this directive, grants occur on the tenth day of the last calendar month of the quarter and cover eligible employees through the last day of the second calendar month of the quarter. In selecting the predetermined quarterly grant date, the Committee chose a date that would normally be after the public announcement of our financial results for the preceding quarter and 20 days before the close of the current quarter.

Grants of NQSOs and SARs by Mr. Yemin under this delegated authority are confirmed by a contemporaneous written memorandum executed by him and maintained by the Secretary in the records of the Incentive Plan Committee. Quantities of NQSOs or SARs in excess of the authority delegated to Mr. Yemin are generally reserved for executive employees and are typically made by the Incentive Plan Committee or Board of Directors in connection with the hiring or promotion of an executive employee. Grants that are not made on a predetermined quarterly grant date are usually tied to independent triggering events (such as the commencement of employment) or subject to waiting periods between the decision to grant and the grant date. See the sections titled “Compensation Setting Process,” “Base Salaries” and “Annual Bonuses” in the Compensation Discussion and Analysis for an additional discussion of the role of Mr. Yemin, other executive officers and compensation consultants in determining compensation.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Yemin (chairman), Bartfeld and Jordá, and the Incentive Plan Committee is comprised of Messrs. Leonard (chairman), Jordá, Maslowe, Zohar and Kacherginski. Mr. Yemin has served as our chief executive officer since June 2004 and our president and a director since April 2001. Mr. Bartfeld has served as Delek Group’s president and chief executive officer since September 2003. See “Executive Compensation” and “Director Compensation” for information regarding relationships and transactions involving the Company in which Mr. Yemin and Mr. Bartfeld had an interest.

None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Board of Directors Governance Guidelines, Code of Business Conduct & Ethics and Committee Charters

The full texts of our Board of Directors Governance Guidelines and Code of Business Conduct & Ethics, as well as the charters for the Audit, Compensation and Incentive Plan Committees, are available on our website (www.DelekUS.com). If we waive any material departure from a provision of our Code of Business Conduct & Ethics, we intend to post such waiver (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions) on this website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Approval Policy for Related Party Transactions

On March 6, 2007, our Board of Directors adopted a written related party transactions policy to document procedures pursuant to which “related party transactions” are reviewed, approved or ratified. Under Item 404 of Regulation S-K, a “related party transaction” means any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and any related person has a direct or indirect material interest. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404, other than transactions generally available to all employees and transactions involving less than $5,000, when aggregated with all similar transactions.

The policy states that, in most instances, the Audit Committee is best suited to review and approve related party transactions that may arise within the Company. However, the policy permits the disinterested members of the Board to exercise any authority otherwise assigned to the Audit Committee by the policy. In particular, the Board believes that any related party transaction in which any director is interested should typically be reviewed and approved by all disinterested members of the Board. An interested director is not allowed to vote upon a transaction in which he is involved. Depending upon the issue presented, the disinterested members of the Board may request to hear from the interested director during the course of its deliberations, but the interested director does not vote upon the matter and is not present during the vote on the matter.

A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party.

Delek Group Management Agreement

At December 31, 2011, Delek Group beneficially owned approximately 68.5% of our outstanding common stock. As a result, Delek Group and its controlling stockholder, Mr. Sharon (Tshuva), will continue to control the election of our directors, influence our corporate and management policies (including the declaration of dividends) and determine the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

Effective January 1, 2006, we entered into a management and consulting agreement with Delek Group pursuant to which key management personnel of Delek Group provide management and consulting services to us, including matters relating to long-term planning, operational issues and financing strategies. The agreement has an initial term of one year and will continue thereafter until either party terminates the agreement upon 30 days advance notice. As compensation, the agreement originally provided for payment to Delek Group of $125,000 per calendar quarter, payment within 90 days of the end of each quarter and reimbursement for reasonable out-of-pocket costs and expenses incurred. An amended and restated management and consulting agreement dated May 1, 2011 was executed with Delek Group in the second quarter of 2011. Under the amended agreement, the fee payable to Delek Group increased to $150,000 per calendar quarter effective April 1, 2011. Amounts paid under this agreement in 2011 total $469,282, net of expenses we paid on behalf of Delek Group, and amounts payable under this agreement as of December 31, 2011 totaled $0. The original management and consulting agreement with Delek Group was entered into prior to the adoption of our related party transactions policy in 2007. However, it was approved by our Board of Directors in February 2006 and the amended agreement was approved by the Audit Committee in June 2011. We believe the management and consulting agreement, as amended, is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party.

Unsubordinated Promissory Note With Delek Petroleum

In September 2009, we borrowed $65 million from Delek Petroleum, Ltd. (“Petroleum”), a subsidiary of Delek Group, under the terms of an unsecured term promissory note (the “Original Note”) that was scheduled to mature on October 1, 2010. Interest on the unpaid balance of the Original Note was computed at a rate per annum equal to 8.50% (net of withholding taxes) and we were responsible for the payment of any withholding taxes due on the interest payments. The Note required us to make quarterly interest payments and was prepayable in whole or in part at any time without penalty or premium at our election. We prepaid $21 million of the principal in July 2010. In September 2010, we executed an amended and restated term promissory note with Petroleum (the “First Amended Note”) with a principal amount of $44 million and a maturity date of January 1, 2012. In April 2011, we executed a second amended and restated term promissory note with Petroleum (the “Second Amended Note”) that extended the maturity date to January 1, 2013. Interest on the unpaid balance of the Second Amended Note will be computed at a rate per annum equal to 8.25% (net of withholding taxes) and we continue to be responsible for the payment of any withholding taxes due on interest payments. The Second Amended Note requires us to make quarterly interest payments prior to maturity and the payment of the principal and interest may be accelerated upon the occurrence and continuance of customary events of default. The Original Note, the prepayment of the Original Note, the First Amended Note and the Second Amended Note were approved by our Audit Committee in September 2009, June 2010, September 2010 and April 2011, respectively, in accordance with our policies for related party transactions. The table below sets forth certain aggregate information pertaining to the Original Note, the First Amended Note and the Second Amended Note:

Largest Amount of Principal Outstanding During 2011:	$44,000,000
Amount of Principal Outstanding at December 31, 2011:	$26,500,000
Principal Paid in 2011:	$17,500,000
Interest Paid in 2011 (net of withholding taxes):	$3,289,828

Subordinated Promissory Note With Delek Petroleum

In April 2011, we executed a subordinated term promissory note in the principal amount of $40 million (the “Subordinated Note”) with Petroleum. The Subordinated Note matures on December 31, 2017 and is subordinated to our $100 million term loan facility with Israel Discount Bank of New York, Bank Hapoalim B.M. and Bank Leumi USA. Interest on the unpaid balance of the Subordinated Note will be computed at a rate per annum equal to 7.25% (net of withholding taxes) and we are responsible for the payment of any withholding taxes due on interest payments. The payment of the principal and interest on the Subordinated Note may be accelerated upon the occurrence and continuance of customary events of default. The Subordinated Note requires us to make quarterly interest payments commencing June 30, 2011 and annual principal amortization payments of $6 million commencing June 30, 2012. The Subordinated Note was approved by our Audit Committee in April 2011 in accordance with our policies for related party transactions. The table below sets forth certain aggregate information pertaining to the Subordinated Note:

Largest Amount of Principal Outstanding During 2011:	$40,000,000
Amount of Principal Outstanding at December 31, 2011:	$40,000,000
Principal Paid in 2011:	—
Interest Paid in 2011 (net of withholding taxes):	$1,970,411

Consulting Arrangement with Charles Green

During the twelve months ended December 31, 2011, we engaged the services of Charles H. Green, the father of one of our named executive officers, Frederec Green, to provide assistance and guidance, primarily in the area of electrical reliability, at our Tyler refinery. We paid Charles H. Green $100 per hour for services rendered and, during the twelve months ended December 31, 2011, we paid him approximately $151,100 for these services. The consulting arrangement with Charles H. Green commenced prior to the adoption of our related party transactions policy in 2007. However, it was approved by our Audit Committee in March 2008.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section entitled “Compensation Discussion and Analysis” is intended to provide material information that is necessary to an understanding of our compensation policies and decisions regarding the five individuals named in the Summary Compensation Table on page 20 of this Proxy Statement. These five individuals may be referred to as our “named executive officers” or “NEOs” herein.

Compensation Overview, Objectives and Philosophy

Our NEO compensation framework in 2011emphasized retention and recruitment in a manner that supported stockholder value. The 2011 framework was designed to reward the performance of our NEOs with reference to the overall performance of the company. Going forward, we have developed a compensation framework that is designed to:

•	Attract, motivate and retain key executives;

•	Centralize administration and control over individual compensation components;

•	Align the long-term economic interests of our executives with those of our stockholders by providing a portion of executive compensation in the form of equity awards; and

•	Reward excellence and performance by executives that increases the value of our stock and promotes an ethical culture amongst our employees.

These objectives govern the decisions that the Compensation and Incentive Plan Committees make with respect to the amount and type of compensation payable to our NEOs. Further, we believe that these objectives strengthen our commitment to operate our business with the highest standards of ethical conduct.

Elements of Our Compensation

The compensation framework for our NEOs consists of the following three key elements:

•
Fixed Compensation: Base salaries, fixed bonuses, fringe benefits, perquisites, severance and other benefits are primarily intended to attract and retain our NEOs by providing reliable compensation that is not contingent upon short-term or long-term objectives.

•
Discretionary Compensation: Discretionary cash bonuses in the form of annual and/or special bonuses are primarily intended to reward superior performance by our NEOs. Discretionary cash bonuses also support fixed compensation in attracting and retaining our NEOs.

•
Long Term Incentive Compensation: Equity awards such as non-qualified options to purchase Common Stock (“NQSOs”), stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) are primarily intended to reward superior longer-term performance by our NEOs and align the long-term economic interests of our NEOs with our stockholders. Equity awards also support each of the other two elements of our compensation by helping to attract and retain our NEOs and reward superior performance.

Each of these elements is discussed further below.

Compensation Setting Process

Our Board of Directors has determined that we are a “controlled company” for purposes of Section 303A of the NYSE Listed Company Manual because Delek Group controls more than 50% of our voting power. As a controlled company, we rely upon an exemption from the NYSE requirement which would otherwise require our Compensation Committee to be composed entirely of independent directors. Among the three members of our Compensation Committee, only Mr. Jordá qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE. All five members of our Incentive Plan Committee qualify as independent under applicable SEC rules and regulations and the rules of the NYSE.

Because our chief executive officer, Mr. Yemin, serves as the Chairman of the Compensation Committee, his compensation is determined by the disinterested members of the Board. Mr. Yemin does not participate in discussions pertaining to his compensation with AON or Board deliberations with regard to his compensation. Mr. Yemin’s compensation in 2011 was partially dictated by the terms of his employment agreement which was executed in 2009. The disinterested members of the Board of Directors determined Mr. Yemin's bonus in 2011. The Compensation Committee is responsible for determining the amount and mix of total compensation to be paid to the other NEOs, and the Compensation Committee relies heavily on the input and recommendations of Mr. Yemin in making these determinations. The Compensation Committee also relies to a lesser extent upon studies performed for it by AON. Since the establishment of the Board’s Incentive Plan Committee in May 2010, it has assumed primary responsibility for grants of equity awards under the Plan. For a description of the Incentive Plan Committee’s delegation of authority to management, you should read the narrative discussion on page 11 of this Proxy Statement.

NEO compensation is generally paid in cash as base salary and bonus, although this is not due to any specific practice, policy or formula regarding the allocation between long-term and currently paid out compensation, between cash and non-cash compensation or between the different forms of non-cash compensation. Our goal from year to year is to develop an appropriate mix of fixed, discretionary and long-term compensation to attract and retain our NEOs while simultaneously incentivizing the NEOs to exert their best efforts to maximize near term results and longer term value for both us and our stockholders. In recognition of the completion of the Company's acquisition of the El Dorado refinery, we paid special bonuses to our NEOs in May 2011. In recognition of the Company’s financial performance during the 2011 fiscal year, we paid discretionary bonuses to our NEOs in March 2012 for their service during the 2011 fiscal year. In addition, certain non-discretionary bonuses were paid to Messrs. Cox, Ginzburg, Green and Zamir pursuant to their respective employment agreements.

External Consultants / Benchmarking

We believe that, in some circumstances, external compensation consultants can provide valuable assistance to us in setting NEO compensation. Prior to our initial public offering, we engaged AON to provide advice to the Board of Directors in formulating NEO compensation. We identified a group of comparator companies (in consultation with AON), and AON researched this group in terms of base salary, total cash compensation and total compensation. In 2007, we engaged AON to reevaluate the comparator group and provide a competitive review of NEO compensation relative to published surveys and the comparator group including base salaries, annual incentives, total cash compensation, long-term incentives and total direct compensation. After the expiration of Mr. Yemin’s prior employment agreement in April 2009, the disinterested members of the Compensation Committee engaged AON to provide a chief executive officer total compensation analysis and target compensation report. In 2010, the Compensation Committee engaged AON to provide a director compensation analysis and target compensation report. We expect that, from time to time, the Compensation Committee will continue referencing data provided by AON (or similar external consultants) in setting NEO and director compensation.

We believe that effective executive compensation practices depend upon the particular facts and circumstances of each employer and should not be dictated by the practices of others. Therefore, our NEO compensation practices are not designed to track any particular company or group of companies. However, we believe that referencing compensation data from certain companies from time to time can be a useful tool in our decision making process for all areas of our compensation framework. We developed our initial list of comparator companies in consultation with AON prior to our initial public offering. The list of comparator companies referenced by us between March 2010 and March 2012 was comprised of Alon USA Energy, Inc., CVR Energy, Inc., Holly Corporation, Western Refining, Inc., Casey's General Stores, Inc., The Pantry, Inc., Susser Holdings Corporation and TravelCenters of American, LLC.

As a result of a review of our comparator companies in March 2012, we added Calumet Specialty Products Partners, LP to, and removed Holly Corporation and TravelCenters of America, LLC from, the list of comparator companies referenced since March 2010. These changes are based upon our desire to maintain a group to companies with market capitalization and annual revenues similar to our own and also reflect the growth of our refining operations in the past year.

The current list of comparator companies is set forth below and may be referenced in developing our 2012 compensation framework. We believe the two groups provide an appropriate comparative cross-section of industry and human-resource competitors with market capitalization and operational complexity similar to ours.

Refining Companies	Retail Companies
Alon USA Energy, Inc.	Casey’s General Stores, Inc.
Calumet Specialty Products Partners, LP	The Pantry, Inc.
CVR Energy, Inc.	Susser Holdings Corporation
Western Refining, Inc.

Fixed Compensation

Our NEOs typically receive a majority of their overall cash compensation as base salary and, to a lesser extent, bonuses pursuant to the terms of their employment agreements. The 2011 fiscal year serves as an exception due to the discretionary bonuses paid to our NEOs in recognition of the completion of a significant milestone and overall financial performance during the year. Generally, NEO base salaries and other elements of fixed compensation have not been based upon specific measures of corporate performance, but are determined upon the recommendations of the chief executive officer (except as it pertains to his own compensation), based upon his determination of each employee’s individual performance, position and increased responsibilities assumed, how much others at the Company are paid, and contributions to both our financial performance and ethical culture. We generally seek to position NEO base salaries at or below the market median of the peer group. The fixed compensation paid to our NEOs during the 2011 fiscal year was largely dictated by the terms of each NEO's employment agreement. For a description of these employment agreements, you should read the narrative discussion beginning on page 22 of this Proxy Statement.

Base salaries are reviewed annually. In May 2011, AON completed a review of our NEO compensation of behalf of the Compensation Committee. The Compensation and Incentive Plan Committees referenced this review in establishing the employment agreements for Mr. Zamir in May 2011, Mr. Ginzburg in August 2011 and Messrs. Cox and Green in November 2011. There have been no material changes to the salaries or other fixed compensation to be paid to our NEOs in 2012 from that paid to our NEOs in 2011. The Compensation Committee believes that the fixed compensation paid to our NEOs is appropriate and helps to achieve our objectives to attract, retain and motivate our NEOs. For a description of the base salaries and other elements of fixed compensation paid to our NEOs for 2011, please refer to the Summary Compensation Table beginning on page 20 of this Proxy Statement.

Discretionary Compensation

Annual cash bonuses to our NEOs (other than Mr. Yemin) are typically calculated as a percentage of base compensation and intended to reward company-wide performance and, to a lesser extent, individual performance during the year. At the end of each calendar year, management prepares, and the Board of Directors approves, an annual bonus budget for all eligible employees (including our NEOs other than Mr. Yemin) as part of the overall operating budget for the Company. The annual bonus pool for 2011 was developed in late 2010 by Mr. Yemin with reference to the prior year’s pool and the 2011 overall budget. The bonus budget may be adjusted downward based on the Company’s actual results or other factors. Total annual bonuses to NEOs will generally be limited to the amount of this pool and will be based on the individual’s level of responsibility within the Company and, to a lesser extent, the individual’s performance. There are no predetermined formulae, weighted factors or specified list of criteria that is followed in setting bonuses. However, the employment agreements with our NEOs (other than Mr. Yemin) define a range of percentages within which annual bonuses (if any) must fall. Annual bonuses for a fiscal year are typically determined in the first quarter of the ensuing fiscal year.

Unlike our other NEOs whose annual cash bonuses are dictated by contractually specified ranges and determined and paid during the first quarter of the year in recognition of service in the prior calendar year, annual cash bonuses paid to Mr. Yemin are not subject to any contractual predetermined range and are typically determined and paid after the first quarter of the year. As the top ranking executive of a subsidiary of a foreign company, the timing of Mr. Yemin’s bonus is influenced by the compensation practices of Delek Group which pays its executive bonuses after the first quarter.

We did not pay annual bonuses to our NEOs for the 2009 and 2010 fiscal years due to the Company's performance during those years. However, based upon the Company's performance in 2011, our Compensation Committee approved annual bonuses to our NEOs (and employees generally) in March 2012 in recognition of service during the 2011 fiscal year. These bonuses were consistent with the 2011 bonus pool.

In addition, special cash bonuses may also be granted to our NEOs from time to time in order to reward outstanding performance, acknowledge the achievement of business milestones or promote retention. In recognition of the completion of the Company's acquisition of the El Dorado refinery, which established us as a multiple asset refiner and more than doubled our aggregate refining capacity, we paid special bonuses to our NEOs (and employees generally) in May 2011.

The Compensation Committee believes that the bonuses paid to our NEOs for 2011 were appropriate due to Company-wide performance and help achieve our objectives to retain and motivate our NEOs for their excellent performance.

Long-Term Incentives

In connection with amendments to our Plan in May 2010, the Board of Directors formed the Incentive Plan Committee to administer grants of long-term incentive awards under the Plan. The Incentive Plan Committee believes that the grant of non-cash, long-term compensation, primarily in the form of long-term incentive awards, to our NEOs is appropriate to attract, motivate and retain such individuals, and enhance stockholder value through the use of non-cash, equity incentive compensation opportunities. The Incentive Plan Committee believes that the best interests of our stockholders will be most effectively advanced by enabling our NEOs, who are responsible for our management, growth and success, to receive compensation in the form of long-term incentive awards. Because the vesting of long-term awards is based upon continued employment with us, the awards are designed to provide our NEOs with an incentive to remain with us. Since long-term awards will increase in value in conjunction with an increase in the value of our Common Stock, the awards are also designed to align the interests of our NEOs and our stockholders. For a description of the long-term incentive awards granted to our NEOs for 2011, you should read the Summary Compensation Table beginning on page 20 of this Proxy Statement and the Grants of Plan-Based Awards in 2011 Table on page 21 of this Proxy Statement. For a description of our 2006 Long-Term Incentive Plan, you should read the narrative discussion set forth below. For a description of the Incentive Plan Committee's limited delegation of authority to our chief executive officer to grant certain SARs and NQSOs, as well as the predetermined quarterly grant date practices upon which this authority must be exercised, you should read page 11 of this Proxy Statement.

2006 Long-Term Incentive Plan

In anticipation of our initial public offering, our Board of Directors and then sole stockholder adopted the Plan in April 2006, and amendments to the Plan were approved by our Board and stockholders on May 4, 2010. At December 31, 2011, the Plan provided equity-based compensation to approximately 350 of our employees, including our NEOs and, in March 2012, we made our initial grant of equity-based compensation to approximately 250 of our employees involved in our El Dorado operations. The Plan permits us to grant NQSOs, SARs, restricted stock, RSUs and other stock-based awards and cash incentive awards to directors, officers, employees, consultants and other individuals (including advisory board members) who perform services for us or our affiliates.

Generally, the Incentive Plan Committee administers the Plan, and has discretion to select the persons to whom awards will be made under the Plan and prescribe the terms and conditions of each award under the Plan, with the exception of the delegation of authority to Mr. Yemin with respect to some equity awards, as discussed above under “Committees of the Board — Incentive Plan Committee.” For a description of the Incentive Plan Committee’s delegation of authority to grant equity awards, you should read the narrative discussion on page 11 of this Proxy Statement.

In addition to the Incentive Plan Committee, the Board of Directors also has the power to administer the Plan. With respect to the application of the plan to non-employee directors, the disinterested members of the Board of Directors have sole responsibility and authority for matters relating to the grant and administration of awards.

The exercise or base price of all NQSOs and SARs awarded to our NEOs under the Plan is set at or above market price at the time of the award. For a description of how the grant dates of certain equity awards are predetermined with reference to the expected release of material non-public information, you should read the narrative discussion under the heading “Incentive Plan Committee” beginning on page 11 of this Proxy Statement.

From the inception of the Plan through May 2009, all employee NQSOs under the Plan were awarded in two simultaneous grants. 75% of the NQSOs awarded were exercisable at the greater of $16.00 (the initial public offering price of our stock) or the market price of the stock on the grant date, and the remaining 25% of the NQSOs awarded were exercisable at $21.00 or, if the market price exceeded $16.00 on the grant date, 140% of the market price on the grant date. Since June 2009, equity awards under the Plan have generally been subject to four year ratable vesting and exercise or base prices equal to the market price of our stock on the grant date. We define the market price of our stock as the NYSE closing price on the date of the grant, or the last previous NYSE closing price if the date of the grant occurs on a day when the NYSE is not open for trading.

From the inception of the Plan through 2010, most awards of RSUs to employees have vested ratably on the first four anniversaries of the grant date. In connection with the employment agreements executed with our NEOs (other than Mr. Yemin) in 2011, RSUs were granted that vest quarterly during the term of the NEO's employment agreement (subject to a minimum six month vesting period). We believe the quarterly vesting granted to our NEOs (other than Mr. Yemin) in 2011 was appropriate and helps to achieve our objectives to retain and motivate our NEOs. In contrast to appreciation awards such as NQSOs and SARs, we believe grants of full value awards such as RSUs are beneficial because they are provided at no cost (other than taxes) to the executive and provide further incentive for such individuals to remain with us. Additionally, holders of RSUs are credited with dividend equivalents for any cash dividends paid on the number of shares covered by the RSUs as a cash deferral, which deferral is settled in cash upon the vesting of the RSUs, thereby providing an additional element of compensation. In 2011, 840,000 RSUs were granted to our employees, including 630,000 to our NEOs.

Upon the closing of our initial public offering in May 2006, certain directors and employees (other than Mr. Yemin) received their first grants of NQSOs and RSUs under the Plan. In 2011, we continued to make initial grants of equity awards to newly hired employees based primarily upon an employee’s responsibilities within the company. The initial equity grants are designed to assist in recruitment and retention. In addition, these initial equity grants provide our employees with an immediate stake in our performance and are intended to immediately align the interests of our directors, employees and stockholders by providing a direct incentive for directors and employees to focus on stockholder value. Between the closing of our initial public offering and its first anniversary in May 2007, the scale utilized for initial grants was equivalent to approximately 75% of the scale used at the time of the initial public offering. Since May 2007, the scale applied to the grants of equity awards to newly hired employees has been equivalent to approximately 50% of the amounts granted at the time of the initial public offering. Beginning in June 2010, our Board of Directors and its Incentive Plan Committee began using SARs, rather than NQSOs, as the primary form of appreciation awards under the Plan. We expect that SARs will require us to issue fewer shares under the Plan and will, therefore, be less dilutive to our stockholders.

Beginning in June 2007, certain of our directors and employees (other than Mr. Yemin) have been granted an annual equity award each year on June 10 (one of our predetermined quarterly grant dates). The annual grant has generally been made to all employees who received equity awards under the Plan during the prior calendar year. The scale used for the annual grants has been approximately 10% of the scale used at the time of the initial public offering. The annual grants are designed to maintain the alignment of interests of our employees and stockholders for the long term.

We intend to continue our practice of providing long-term equity-based compensation through time-vested grants to certain employees, including our NEOs. We anticipate that future grants of SARs will generally have four-year ratable vesting and exercise prices equal to the price of our stock on the grant date. We also intend to continue our practice of making initial grants to new employees as well as annual grants in quantities less than the employee’s initial grant. The Incentive Plan Committee does not currently consider gains from prior equity awards in setting other elements of compensation.

Fringe Benefits, Perquisites and Severance Provisions

Our NEOs are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability insurance. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan (“401(k) Plan”) for eligible employees (including our NEOs) administered by Fidelity Management Trust Company. Employees must be at least 21 years of age with at least 1,000 hours worked to be eligible to participate in the 401(k) Plan. After the first anniversary of employment with us, we match employee contributions to the 401(k) Plan, including those by our NEOs, on a fully vested basis up to a maximum of six percent of eligible compensation.

Since the 2008 tax year, we have reimbursed our executive officers for the cost of professional preparation of their income tax returns. Because our executive officers are typically among our most highly compensated employees, their personal tax returns may be examined in connection with examinations of our tax returns. In addition, Exchange Act reporting requirements expose the executive officers’ compensation to public scrutiny. We believe that encouraging our executive officers to seek professional tax advice will (a) mitigate the personal risks that accompany the heightened scrutiny of their compensation, (b) provide us with a retention and recruiting tool for executive officers, and (c) protect us from the negative publicity that could surround an executive officer’s misstatement of his or her personal income tax liabilities.

In addition, we provided limited additional perquisites to our NEOs in 2011. Messrs. Yemin, Ginzburg and Zamir each received residence benefits, the use of a company-owned automobile and $1,000 per child per month to cover education expenses for their minor children. Messrs. Yemin and Ginzburg were provided with the cost of roundtrip business class airfare for trips to Israel for each of them and their families and Mr. Green was provided with the cost of roundtrip airfare for his spouse and minor children for trips to our refineries. We reimbursed Messrs. Yemin, Ginzburg and Green for the value of income taxes incurred as result of airfare benefits and any imputed value of rent-free residence in a company-owned home. Pursuant to the terms of the employment agreements executed by each of Messrs. Ginzburg and Green, we reimburse them for the value of income taxes incurred as a result of vested RSUs granted under those agreements. We expect these perquisites to continue in 2012. In addition, we expect that Mr. Zamir will receive airfare benefits (including tax reimbursement) and Mr. Cox will be reimbursed for the value of income taxes incurred as a result of certain vested RSUs in 2012. For a description of the perquisites paid to our NEOs for 2011, you should read the Summary Compensation Table beginning on page 20 of this Proxy Statement.

The employment agreements with our NEOs as well as the terms of the Plan may require us to provide compensation or other benefits to our NEOs in connection with certain events related to a termination of employment or an exchange transaction. The employment agreements may also allow us to “clawback” certain compensation from our NEOs in connection with certain terminations of employment by the NEO. For a description of the terms of these arrangements see “Potential Payments Upon Termination or Change-in-Control” beginning on page 27 of this Proxy Statement. We have established these arrangements because we believe that providing NEOs with compensation and benefit arrangements upon termination or an exchange transaction is necessary for us to be competitive with compensation packages of our peer companies and assists us in recruiting and retaining talented executives. In addition, formalizing these benefits provides us with certainty in terms of our obligations to an eligible executive in the event that our relationship with any such executive is terminated.

Advisory Vote on Executive Compensation

We conducted our first advisory vote on executive compensation at our 2011 Annual Meeting of Stockholders. While this vote was not binding on us, our Board of Directors or our Compensation and Incentive Plan Committees, we believe it is important for our stockholders to have an opportunity to express their views regarding our executive compensation philosophy, our compensation policy and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and our Compensation and Incentive Plan Committees value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our NEOs as disclosed in the proxy statement, our Board of Directors will consider our stockholders concerns and our Compensation and Incentive Plan Committees will evaluate whether any actions are necessary to address the concerns. In addition to the advisory vote on executive compensation, we encourage ongoing engagement with our stockholders on executive compensation and corporate governance issues.

At the 2011 Annual Meeting, more than 75% of the votes cast on the advisory vote on executive compensation proposal (Proposal 3) were in favor of our NEO compensation as described in our proxy statement. As a result, our NEO compensation was approved (on an advisory basis) by our stockholders. The Board of Directors and Compensation and Incentive Plan Committees reviewed these voting results and, given the level of support, determined that no changes to our NEO compensation policies and decisions were necessary as a result of the advisory vote. We have also determined that our stockholders should vote on an advisory say-on-pay proposal every third year, consistent with the preference expressed by our stockholders at the 2011 Annual Meeting.

Stock Ownership Requirements

We do not have express stock ownership guidelines.

Prohibition Against Speculative Transactions

Our Code of Business Conduct & Ethics, which applies to all of our employees and directors, prohibits speculative transactions in our stock such as short sales, puts, calls or other similar options to buy or sell our stock in an effort to hedge certain economic risks or otherwise.

Guidelines For Trades By Insiders

We maintain policies that govern trading in our stock by officers and directors required to report under Section 16 of the Exchange Act, as well as certain other employees who may have regular access to material non-public information about us. These policies include pre-approval requirements for all trades and periodic trading “black-out” periods designed with reference to our quarterly financial reporting schedule. We also require pre-approval of all trading plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act. To mitigate the potential for abuse, no trades are allowed under a trading plan within 30 days after adoption. In addition, we discourage termination or amendment of trading plans by prohibiting trades under new or amended plans within 90 days following a plan termination or amendment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Ezra Uzi Yemin, Chairman
Asaf Bartfeld
Carlos E. Jordá

2011 Summary Compensation Table

The following Summary Compensation Table sets forth the compensation for our chief executive officer (Mr. Yemin), our chief financial officer (Mr. Cox) and our three other most highly compensated executive officers for the fiscal year ended December 31, 2011 (Messrs. Ginzburg, Green and Zamir). The table also provides comparative information for these officers for the two prior fiscal years. We refer to these individuals collectively herein as our “named executive officers” or “NEOs.” The footnotes to the Summary Compensation Table set forth narrative discussions of the material factors necessary to understand the information disclosed in the table.

(a)	(b)		(c)		(d)		(e)	(f)	(i)		(j)
Name and Principal Position	Fiscal Year		Salary*		Bonus		Stock Awards	Option Awards	All Other Compensation		Total
			($)	(1)	($)(2)	(1)	($)(3)	($)(4)	($)		($)
Ezra Uzi Yemin, President / Chief Executive Officer	2011		468,000	23.6%	700,000	35.3%	—	—	816,086	(5)	1,984,086
	2010		468,000	48.1%	—	0.0%	—	—	504,677		972,677
	2009		486,000	13.7%	—	0.0%	—	2,767,201	290,502		3,543,703
Mark B. Cox, Executive Vice President / Chief Financial Officer	2011		263,077	8.7%	555,000	18.4%	2,130,000	47,905	15,182	(6)	3,011,164
	2010		240,000	48.0%	228,058	45.6%	—	24,505	7,050		499,613
	2009	(7)	73,846	13.5%	50,000	9.1%	249,600	174,217	263		547,926
Assaf Ginzburg, Executive Vice President	2011		263,077	6.6%	700,000	17.5%	2,784,000	47,905	203,645	(8)	3,998,627
	2010		233,077	52.0%	50,000	11.1%	—	24,505	141,021		448,603
	2009		213,077	23.2%	50,000	5.4%	275,100	310,619	71,587		920,383
Frederec Green, Executive Vice President	2011		256,154	7.8%	750,000	22.9%	2,130,000	47,905	87,011	(9)	3,271,070
	2010		233,077	63.3%	50,000	13.6%	—	24,505	60,352		367,934
	2009		222,692	27.8%	50,000	6.2%	275,100	218,120	35,233		801,145
Igal P. Zamir, Executive Vice President	2011		250,923	7.5%	400,000	12.0%	427,500	2,151,105	103,801	(10)	3,333,329
	2010		220,000	50.3%	120,000	27.4%	—	24,505	72,735		437,240
	2009	(11)	121,000	21.0%	50,000	8.7%	137,550	173,853	93,912		576,316

*	Represents 26, 26 and 27 bi-weekly pay periods during the fiscal years ended December 31, 2011, 2010 and 2009, respectively.

(1)	This column represents the dollar amount as a percentage of the Total Compensation figure set forth in column (j).

(2)
Bonuses for the 2011 fiscal year consist of (a) special bonuses in the amounts of $700,000, $250,000, $300,000, $300,000 and $200,000 for Messrs. Yemin, Cox, Ginzburg, Green and Zamir, respectively, (b) contract bonuses in the amounts of $130,000, $190,000, $190,000 and $75,000 for Messrs. Cox, Ginzburg, Green and Zamir, respectively, and (c) annual bonuses in the amounts of $175,000, $210,000, $260,000 and $125,000 for Messrs. Cox, Ginzburg, Green and Zamir, respectively.

(3)
This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes for the fair value of RSUs granted under the Plan. Fair value is calculated using the closing price of our stock on the date of grant. The per unit grant date fair value for the 2011 grants was $14.25 for Mr. Zamir, $13.92 for Mr. Ginzburg and $10.65 for Messrs. Cox and Green. Assumptions used in the calculation of this amount for the 2011 fiscal year are included in footnote 12 to our audited financial statements for the 2011 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 14, 2012.

(4)
This column represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes for the fair value of SAR and NQSO awards granted under the Plan. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount for the 2011 fiscal year are included in footnote 12 to our audited financial statements for the 2011 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 14, 2012.

(5)
For the fiscal year 2011, the amount in this column includes dividend equivalents in the amount of $490,897, matching contributions to the Company’s 401(k) Plan in the amount of $14,700 and the incremental costs of the following perquisites: rent-free residence in a company-owned house in the amount of $129,975, reimbursement of the value of income taxes incurred as a result of the residence benefit in the amount of $69,986, a family education allowance in the amount of $36,000, the value of roundtrip airfare to Israel for himself and his family in the amount of $41,374, reimbursement of the value of income taxes incurred as a result of the airfare benefit in the amount of $26,956, personal use of a company-owned automobile and professional tax preparation fees. We calculated the aggregate incremental cost of Mr. Yemin’s residence benefit as the fair rental value of the company-owned home provided to Mr. Yemin. We calculated the aggregate incremental cost of the education allowance, airfare benefits and tax reimbursements as the dollar amount paid by us for each.

(6)	For the fiscal year 2011, the amount in this column includes matching contributions to the Company's 401(k) Plan in the amount of $12,000.

(7)	Mr. Cox commenced employment with us in September 2009.

(8)
For the fiscal year 2011, this amount includes matching contributions to the Company’s 401(k) Plan in the amount of $14,700 and the incremental costs of the following perquisites: rent-free residence in a company-owned house from January 2011 through June 2011 and residence allowances from July 2011 through December 2011 in the aggregate amount of $35,956, reimbursement of the value of income taxes incurred as a result of the residence benefit in the amount of $21,497, reimbursement in the amount of $80,757 for the value of income taxes incurred as a result of vested RSUs, a family education allowance, personal use of a company-owned automobile, professional tax preparation fees, the value of roundtrip airfare to Israel for Mr. Ginzburg and his family and reimbursement of the value of income taxes incurred as a result of the airfare benefits in the amount of $8,908. We calculated the aggregate incremental cost of Mr. Ginzburg’s residence benefit as the fair rental value of a company-owned home provided to Mr. Ginzburg. We calculated the aggregate incremental cost of Mr. Ginzburg's residence allowance and tax reimbursement as the dollar amount paid by us to Mr. Ginzburg for each.

(9)
For the fiscal year 2011, this amount includes matching contributions to the Company’s 401(k) Plan in the amount of $10,808 and the incremental costs of the following perquisites: reimbursement in the amount of $58,828 for the value of income taxes incurred as a result of vested RSUs, airfare benefits and reimbursement of the value of income taxes incurred as a result of the airfare benefits in the amount of $5,726. We calculated the aggregate incremental cost of the tax reimbursement as the dollar amount paid by us to Mr. Green.

(10)
For the fiscal year 2011, this amount includes matching contributions to the Company's 401(k) Plan in the amount of $14,700 and the incremental costs of the following perquisites: a residence allowance in the amount of $47,308, a family education allowance in the amount of $36,000, personal use of a company-owned automobile and professional tax preparation fees. We calculated the aggregate incremental cost of the residence and education allowances as the dollar amount paid by us for each.

(11)	Mr. Zamir commenced employment with us in June 2009.

Grants of Plan Based Awards in 2011

The following table provides information regarding plan-based awards granted to our NEOs during fiscal year 2011.

Name	Grant Date	Authorization Date	Stock Awards: Number of Shares of Stock or Units (1)	Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards (Per Share) (3)	Grant Date Fair Value of Stock and Option Awards (4)
Ezra Uzi Yemin	—	—	—	—	—	—
Mark B. Cox (5)	6/10/2011	5/3/2011	—	6,500	$14.25	$47,905
	12/10/2011	11/1/2011	200,000	—	—	$2,130,000
Frederec Green (6)	6/10/2011	5/3/2011	—	6,500	$14.25	$47,905
	12/10/2011	11/1/2011	200,000	—	—	$2,130,000
Assaf Ginzburg (7)	6/10/2011	5/3/2011	—	6,500	$14.25	$47,905
	9/10/2011	8/2/2011	200,000	—	—	$2,784,000
Igal P. Zamir (8)	6/10/2011	5/3/2011	—	6,500	$14.25	$47,905
	6/10/2011	5/24/2011	—	110,000	$14.25	$810,700
	6/10/2011	5/24/2011	—	55,000	$15.68	$335,500
	6/10/2011	5/24/2011	—	55,000	$17.10	$327,250
	6/10/2011	5/24/2011	—	55,000	$18.53	$318,450
	6/10/2011	5/24/2011	—	55,000	$19.95	$311,300
	6/10/2011	5/24/2011	30,000	—	—	$427,500

(1)	All awards in this column are RSUs.

(2)	All awards in this column are SARs.

(3)	For a description of the manner in which we determine the base prices of SARs under the Plan, you should read the discussion at page 17 of this Proxy Statement.

(4)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes over the expected term of the grant. Assumptions used in the calculation of this amount for the 2011 fiscal year are included in footnote 12 to our audited financial statements for the 2011 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 14, 2012.

(5)	See footnotes 6 and 7 to the Outstanding Equity Awards at December 31, 2011 table for the vesting schedules for Mr. Cox's awards.

(6)	See footnotes 6 and 10 to the Outstanding Equity Awards at December 31, 2011 table for the vesting schedules for Mr. Green's awards.

(7)	See footnotes 6 and 12 to the Outstanding Equity Awards at December 31, 2011 table for the vesting schedules for Mr. Ginzburg's awards.

(8)	See footnotes 6 and 14 to the Outstanding Equity Awards at December 31, 2011 table for the vesting schedules for Mr. Zamir's awards.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Yemin Employment Agreement

Upon the expiration of Mr. Yemin’s prior employment agreement in April 2009, we engaged AON to provide a chief executive officer total compensation analysis and target compensation report. AON reviewed published industry survey data for companies of similar size and scope as well as chief executive officer compensation data from our comparator companies. Based upon its research, AON recommended minimum, target and maximum compensation levels for Mr. Yemin divided into base salary, cash bonus and long-term incentive components. On September 25, 2009, the Board of Directors approved, and the Company entered into, an employment agreement with Mr. Yemin. The total compensation package set forth in the agreement is approximately equivalent to AON minimum recommendation.

The agreement is effective May 1, 2009 and expires on October 31, 2013. Under the terms of the agreement, Mr. Yemin will continue to serve as the Company’s President and Chief Executive Officer, will receive a base monthly salary of $39,000 and will be eligible to receive bonuses at the discretion of the Board. During his employment, he will also continue to receive the following perquisites: rent-free residence in a Company-owned home, the option to purchase the residence at the greater of the Company’s cost or fair market value, the use of a Company-owned automobile, the cost of reasonable personal travel to Israel during each calendar year for himself, his spouse and each of his minor children, an education allowance of $1,000 per month for each of his minor children and the reasonable costs of professional preparation of his personal income tax return(s). Income taxes incurred by Mr. Yemin on residence and airfare benefits will be grossed up and reimbursed to him at his marginal tax rate.

Under the terms of the agreement, Mr. Yemin was granted 1,850,040 SARs on September 30, 2009. The SARs will expire upon the earlier of the first anniversary of Mr. Yemin’s termination of employment or October 31, 2014 (the first anniversary of the expiration of the agreement). In general, unvested SARs will expire immediately upon Mr. Yemin’s termination of employment. The SARs may be settled in shares of Common Stock or cash at the Company’s sole discretion. During the term of the SARs, the Company will also pay dividend equivalents in cash to Mr. Yemin on all shares subject to outstanding vested SARs and will accrue such dividend equivalents on shares subject to unvested SARs.

Under the terms of the agreement, Mr. Yemin may receive certain benefits upon the expiration or termination of his employment. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 27 of this Proxy Statement for further discussion of these terms of Mr. Yemin’s employment agreement.

Cox Employment Agreements

We entered into an employment agreement with Mr. Cox in connection with his hiring as our Executive Vice President and Chief Financial Officer in 2009. Under the terms of the 2009 agreement, Mr. Cox was paid a contract bonus of $50,000 in January 2011 and received a base salary of $260,000 from January through October of 2011. In connection with the 2009 agreement, Mr. Cox was granted 30,000 RSUs and a NQSO to purchase 60,000 shares of our Common Stock on September 10, 2009. The RSUs and NQSO vest ratably over the first four anniversaries of the grant date.

On November 1, 2011, we entered into a new employment agreement with Mr. Cox that expires on October 31, 2016 and generally supersedes his 2009 agreement. Under the terms of the 2011 agreement, Mr. Cox received a cash bonus of $80,000 and will receive a base salary of $280,000. If annual cash bonuses are paid to our officers during the term of the 2011 agreement for service during the preceding calendar year, Mr. Cox is guaranteed an annual cash bonus between 33% and 75% of his base salary at the end of the bonus year. Mr. Cox was granted 200,000 RSUs on December 10, 2011 of which 21,500 will vest on June 10, 2012 and 10,500 will vest on the tenth day of the last month of each calendar quarter thereafter through September 10, 2016. Income taxes incurred by Mr. Cox as a result of RSUs granted under the 2011 agreement will be reimbursed to him, but not grossed up, at his marginal tax rate, provided that the aggregate value of such tax reimbursements shall not exceed the value that would be reimbursed to him if the fair market value of our common stock were $13.00 on each RSU vesting date.

Mr. Cox may receive certain benefits upon the expiration or termination of his employment under the 2011 employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 27 of this Proxy Statement for further discussion of these terms.

Ginzburg Employment Agreements

We entered into an employment agreement with Mr. Ginzburg in 2009 under which he received a base salary of $240,000 from January through April 2011 and $260,000 in May and June of 2011. In addition, he was paid a contract bonus of $50,000 in May

2011 and an education allowance of $1,000 per month for each of his minor children. We reimbursed Mr. Ginzburg for the reasonable costs of professional preparation of his personal income tax return(s) and two personal trips to Israel during each calendar year for himself, his spouse and his minor children. We also provided Mr. Ginzburg with rent-free residence in a company-owned home and the personal use of a company-owned automobile. Income taxes incurred by Mr. Ginzburg as a result of his residence and airfare benefits were grossed up at his marginal tax rate. Under the terms of the 2009 agreement, Mr. Ginzburg was also granted a NQSO to purchase 90,000 shares of our Common Stock and 30,000 RSUs on June 10, 2009 that vest ratably over the first three anniversaries of the grant date. Income taxes incurred by Mr. Ginzburg as a result of these 30,000 RSUs have been, and will continue to be, grossed up at his marginal tax rate.

On August 4, 2011, we entered into a new employment agreement with Mr. Ginzburg that expires on June 30, 2015 and generally supersedes his 2009 employment agreement. Under the terms of the 2011 agreement, Mr. Ginzburg received a cash bonus of $140,000 and will receive a base salary of $280,000 effective July 1, 2011. If annual cash bonuses are paid to our officers during the term of the 2011 agreement for service during the preceding calendar year, Mr. Ginzburg is guaranteed an annual cash bonus between 33% and 75% of his base salary at the end of the bonus year. Mr. Ginzburg will continue to be paid an education allowance of $1,000 per month for each of his minor children, will continue to be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s) and one personal trip to Israel during each calendar year for himself, his spouse and his minor children and will continue to be provided the personal use of a company-owned automobile. Income taxes incurred by Mr. Ginzburg as a result of his airfare benefits will be grossed up at his marginal tax rate. Under the 2011 agreement, Mr. Ginzburg is paid a residence allowance of $4,500 per month in lieu of the rent-free residence benefit provided to him under his 2009 agreement. On September 10, 2011, Mr.Ginzburg was granted 200,000 RSUs of which 26,671 vested on March 10, 2012 and 13,333 will vest on the tenth day of the last month of each calendar quarter thereafter through June 10, 2015. Income taxes incurred by Mr. Ginzburg as a result of the 200,000 RSUs will be reimbursed to him, but not grossed up, at his marginal tax rate, provided that the aggregate value of such tax reimbursements shall not exceed the value that would be reimbursed to him if the fair market value of our common stock were $13.00 on each RSU vesting date.

Mr. Ginzburg may receive certain benefits upon the expiration or termination of his employment under the 2011 employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 27 of this Proxy Statement for further discussion of these terms.

Green Employment Agreements

We entered into an employment agreement with Mr. Green in 2009 under which he received a base salary of $240,000 from January through April 2011, a base salary of $260,000 from May through October of 2011 and a contract bonus of $50,000 in May 2011. We reimbursed Mr. Green for the reasonable cost of airfare for his spouse and minor children for trips to our refineries and grossed up the income taxes incurred by Mr. Green as a result of his airfare benefits at his marginal tax rate. Under the terms of the 2009 agreement, Mr. Green was also granted a NQSO to purchase 60,000 shares of our Common Stock and 30,000 RSUs on June 10, 2009 that vest ratably over the first four anniversaries of the grant date. Income taxes incurred by Mr. Green as a result of these 30,000 RSUs have been, and will continue to be, grossed up at his marginal tax rate.

On November 1, 2011, we entered into a new employment agreement with Mr. Green that expires on April 30, 2016 and generally supersedes his 2009 employment agreement. Under the terms of the 2011 agreement, Mr. Green received a cash bonus of $140,000 and will receive a base salary of $280,000 effective November 1, 2011. If annual cash bonuses are paid to our officers during the term of the 2011 agreement for service during the preceding calendar year, Mr. Green is guaranteed an annual cash bonus between 33% and 75% of his base salary at the end of the bonus year. Mr. Green will continue to be reimbursed for the reasonable costs of professional preparation of his personal income tax return(s). On September 10, 2011, Mr.Green was granted 200,000 RSUs of which 23,750 will vest on June 10, 2012 and 11,750 will vest on the tenth day of the last month of each calendar quarter thereafter through March 10, 2016. Income taxes incurred by Mr. Green as a result of the 200,000 RSUs will be reimbursed to him, but not grossed up, at his marginal tax rate, provided that the aggregate value of such tax reimbursements shall not exceed the value that would be reimbursed to him if the fair market value of our common stock were $13.00 on each RSU vesting date.

Mr. Green may receive certain benefits upon the expiration or termination of his employment under the 2011 employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 27 of this Proxy Statement for further discussion of these terms.

Zamir Employment Agreements

Our retail subsidiary, MAPCO Express, Inc. ("MAPCO"), entered into an employment agreement with Mr. Zamir in 2009 in connection with his hiring as MAPCO's President. Under the terms of the 2009 agreement, Mr. Zamir received the reasonable costs of professional preparation of his personal income tax return(s), the reasonable cost of one personal trip to Israel during each calendar year for himself, his spouse and his minor children, the personal use of a company-owned automobile and an education allowance of $1,000 per month for each of his minor children. Income taxes incurred by Mr. Zamir as a result of his airfare perquisites were grossed up at his marginal tax rate. Pursuant to the terms of the 2009 agreement, Mr. Zamir was granted 15,000 RSUs and a NQSO to purchase 54,000 shares of our Common Stock. The RSUs and NQSO were granted on June 10, 2009 and vest ratably over the first three anniversaries of the grant date.

On May 26, 2011, MAPCO entered into a new employment agreement with Mr. Zamir that expires on December 31, 2015 and generally supersedes his 2009 agreement. Under the terms of the 2011 agreement, Mr. Zamir received a base salary of $240,000 retroactive to June 10, 2010 and has received a base salary of $260,000 since January 1, 2012. Mr. Zamir also received a cash bonus of $75,000 upon execution of the 2011 agreement and another $75,000 cash bonus on January 1, 2012. He will also receive cash bonuses of $75,000 on each of January 1, 2013, January 1, 2014 and January 1, 2015. If annual cash bonuses are generally paid to our officers during the term of the 2011 agreement for service during the preceding calendar year, Mr. Zamir is guaranteed an annual cash bonus between 25% and 75% of his base salary at the end of the bonus year. He will also continue to receive the reasonable costs of professional preparation of his personal income tax return(s), the reasonable cost of one personal trip to Israel during each calendar year for himself, his spouse and his minor children, the personal use of a company-owned automobile and an education allowance of $1,000 per month for each of his minor children. In addition, the 2011 agreement provides Mr. Zamir with a residence allowance of $2,500 per month retroactive to June 10, 2010. Income taxes incurred by Mr. Zamir as a result of his airfare perquisites will continue to be grossed up at his marginal tax rate. In connection with his 2011 agreement, Mr. Zamir was granted SARs with respect to 330,000 shares of our Common Stock and 30,000 RSUs on June 10, 2011 of which 110,000 SARs with base prices of $14.25 and 10,000 RSUs vested on December 10, 2011. The remaining RSUs will vest on each the next four anniversaries of the grant date and 55,000 SARs will also vest on each of the next four anniversaries of the grant date with base prices of $15.68, $17.1, $18.53 and $19.95, respectively.

Mr. Zamir may receive certain benefits upon the expiration or termination of his employment under the 2011 employment agreement. Please see the narrative discussion under the heading “Potential Payments Upon Termination or Change-In-Control” on page 27 of this Proxy Statement for further discussion of these terms.

2006 Long-Term Incentive Plan and Equity Grants

All SAR and RSU grants in 2011 were made pursuant to the Plan. For a description of the Plan and the material terms of the awards reported in the Grants of Plan Based Awards in 2011 table, you should read the discussion beginning at page 17 of this Proxy Statement.

Outstanding Equity Awards at December 31, 2011

The following table provides information about the number of outstanding equity awards held by our NEOs at December 31, 2011.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date		Number of Shares or Units That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
Ezra Uzi Yemin	391,380	—	(2)	$8.57	10/31/2014	(3)	—		—
	249,060	—	(2)	$8.57	10/31/2014	(3)
	246,400	—	(2)	$12.40	10/31/2014	(3)
	246,400	—	(2)	$13.20	10/31/2014	(3)
	224,000	22,400	(2)	$14.00	10/31/2014	(3)
	—	246,400	(2)	$14.80	10/31/2014	(3)
	—	224,000	(2)	$15.60	10/31/2014	(3)
Mark B. Cox	30,000	30,000	(4)	$8.32	9/10/2019		215,000	(7)	$2,453,150
	1,625	4,750	(5)	$6.98	6/10/2020
	—	6,500	(6)	$14.25	6/10/2021
Frederec Green	30,000	30,000	(8)	$9.17	6/10/2019		215,000	(10)	$2,453,150
	46,703	813	(9)	$9.17	5/9/2016
	1,625	4,750	(5)	$6.98	6/10/2020
	—	6,500	(6)	$14.25	6/10/2021
Assaf Ginzburg	60,000	30,000	(11)	$9.17	6/10/2019		210,000	(12)	$2,396,100
	46,703	813	(9)	$9.17	5/9/2016
	1,625	4,750	(5)	$6.98	6/10/2020
	—	6,500	(6)	$14.25	6/10/2021
Igal P. Zamir	36,000	18,000	(13)	$9.17	6/10/2019		25,000	(15)	$285,250
	1,625	4,750	(5)	$6.98	6/10/2020
	—	6,500	(6)	$14.25	6/10/2021
	110,000	—	(14)	$14.25	6/10/2021
	—	55,000	(14)	$15.68	6/10/2021
	—	55,000	(14)	$17.10	6/10/2021
	—	55,000	(14)	$18.53	6/10/2021
	—	55,000	(14)	$19.95	6/10/2021

(1)	Amounts in this column are based upon a fair market value of $11.41 per share which was the NYSE closing price of our Common Stock on Friday, December 30, 2011.

(2)	Pursuant to his employment agreement, Mr. Yemin was granted 1,850,040 SARs on September 30, 2009 as follows:

SARs (#)	Vesting Date(s)	Base Price
391,380	All vested on 3/31/2010	$8.57
249,060	Vested monthly from 4/30/2010 – 10/31/2010	$8.57
246,400	All vested on 3/31/2010	$12.40
246,400	Vested monthly from 4/30/2010 – 2/28/2011	$13.20
246,400	Vested monthly from 3/31/2011 – 1/31/2012	$14.00
246,400	Vest monthly from 2/29/2012 – 12/31/2012	$14.80
224,000	Vest monthly from 1/31/2013 – 10/31/2013	$15.60

(3)
The SARs terminate upon the earlier of (i) the one-year anniversary of Mr. Yemin’s termination of his employment agreement for any reason or (ii) October 31, 2014 (the one-year anniversary of the expiration of his employment agreement).

(4)	15,000 NQSOs vest on each of September 10, 2012 and 2013.

(5)	1,625 SARs vest on each of June 10, 2012, 2013 and 2014.

(6)	1,625 SARs vest on each of June 10, 2012, 2013, 2014 and 2015.

(7)
15,000 RSUs granted to Mr. Cox under his 2009 employment agreement vest ratably on September 10, 2012 and 2013. In addition, pursuant to his employment agreement dated November 1, 2011, Mr. Cox was granted 200,000 RSUs on December 10, 2011 that vest as follows:

Vesting Date	RSUs Vesting	Vesting Date	RSUs Vesting	Vesting Date	RSUs Vesting
6/10/2012	21,500	12/10/2013	10,500	6/10/2015	10,500
9/10/2012	10,500	3/10/2014	10,500	9/10/2015	10,500
12/10/2012	10,500	6/10/2014	10,500	12/10/2015	10,500
3/10/2013	10,500	9/10/2014	10,500	3/10/2016	10,500
6/10/2013	10,500	12/10/2014	10,500	6/10/2016	10,500
9/10/2013	10,500	3/10/2015	10,500	9/10/2016	10,500

(8)	15,000 NQSOs vest on each of June 10, 2012 and 2013.

(9)	The NQSOs vest on June 10, 2012.

(10)
15,000 RSUs granted to Mr. Green under his 2009 employment agreement vest ratably on June 10, 2012 and 2013. In addition, pursuant to his employment agreement dated November 1, 2011, Mr. Green was granted 200,000 RSUs on December 10, 2011 that vest as follows:

Vesting Date	RSUs Vesting	Vesting Date	RSUs Vesting	Vesting Date	RSUs Vesting
6/10/2012	23,750	12/10/2013	11,750	6/10/2015	11,750
9/10/2012	11,750	3/10/2014	11,750	9/10/2015	11,750
12/10/2012	11,750	6/10/2014	11,750	12/10/2015	11,750
3/10/2013	11,750	9/10/2014	11,750	3/10/2016	11,750
6/10/2013	11,750	12/10/2014	11,750
9/10/2013	11,750	3/10/2015	11,750

(11)	The NQSOs vest on June 10, 2012.

(12)
10,000 RSUs granted to Mr. Ginzburg under his 2009 employment agreement vest on June 10, 2012. In addition, pursuant to his employment agreement dated July 1, 2011, Mr. Ginzburg was granted 200,000 RSUs on September 10, 2011 that vest as follows:

Vesting Date	RSUs Vesting	Vesting Date	RSUs Vesting	Vesting Date	RSUs Vesting
3/10/2012	26,671	9/10/2013	13,333	3/10/2015	13,333
6/10/2012	13,333	12/10/2013	13,333	6/10/2015	13,333
9/10/2012	13,333	3/10/2014	13,333
12/10/2012	13,333	6/10/2014	13,333
3/10/2013	13,333	9/10/2014	13,333
6/10/2013	13,333	12/10/2014	13,333

(13)	The NQSOs vest on June 10, 2012.

(14)
Pursuant to his employment agreement dated May 26, 2011, Mr. Zamir was granted 330,000 SARs and 30,000 RSUs on June 10, 2011. On December 10, 2011, 110,000 of these SARs with base prices of $14.25 and 10,000 of these RSUs vested. The balance of the awards have base prices and vest as follows:

Vesting Date	SARs Vesting	Base Price of SARs	RSUs Vesting
6/10/2012	55,000	$15.68	5,000
6/10/2013	55,000	$17.10	5,000
6/10/2014	55,000	$18.53	5,000
6/10/2015	55,000	$19.95	5,000

(15)
20,000 of these RSUs were granted to Mr. Zamir pursuant to his 2011 employment agreement and vest as set forth in footnote 14 above. The remaining 5,000 RSUs were granted to Mr. Zamir under his 2009 employment agreement and vest on June 10, 2012.

Option Exercises and Stock Vested in 2011

The following table provides information about NQSO and SAR exercises by, and the vesting of RSUs for, our NEOs during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting (1)
Ezra Uzi Yemin	—	—	—		—
Mark B. Cox	—	—	7,500	(2)	$104,400
Frederec Green	—	—	7,500	(3)	$106,875
Assaf Ginzburg	—	—	10,000	(3)	$142,500
Igal P. Zamir	—	—	15,000	(4)	$177,750

(1)	The values in this column are based upon the fair market value of our Common Stock on the vesting dates.

(2)	All shares vested on September 10, 2011 when the fair market value of our Common Stock was $13.92 per share.

(3)	All shares vested on June 10, 2011 when the fair market value of our Common Stock was $14.25 per share.

(4)	5,000 shares vested on June 10, 2011 and 10,000 shares vested on December 10, 2011 when the fair market value of our Common Stock was $14.25 and $10.65 per share, respectively.

Potential Payments Upon Termination or Change-In-Control

The following tables disclose the estimated payments and benefits that would be provided to each of our NEOs, applying the assumptions that each of the triggering events relating to termination of employment and changes in control described in their respective employment agreements and the Plan took place on December 31, 2011 and their last day of employment was December 31, 2011. These amounts are in addition to benefits payable generally to our salaried employees. Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may differ. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Name	Termination of Employment (1)		Change-In Control (2)
Ezra Uzi Yemin	$67,800	(3)	—
Mark B. Cox	$585,424	(4)	$2,566,893	(5)
Frederec Green	$727,209	(6)	$2,543,214	(7)
Assaf Ginzburg	$933,114	(8)	$2,486,164	(9)
Igal P. Zamir	$391,863	(10)	$346,613	(11)

(1)
The numbers in the “Termination of Employment” column assume that we terminated the NEO’s employment without cause effective December 31, 2011 and that any required advance notice provisions had been satisfied. The SARs with bases prices of $12.40, $13.20, $14.00, $14.80 and $15.60 granted to Mr. Yemin on September 30, 2009 and the SARs granted to our other NEOs on June 10, 2011 would not have provided value to them on December 31, 2011 because the base price of all such awards was above the $11.41 fair market value of our Common Stock on that date.

(2)
The numbers in the “Change-In-Control” column assume that an “exchange transaction” (as described on page 29 of this Proxy Statement) occurred on December 31, 2011. The SARs with bases prices of $12.40, $13.20, $14.00, $14.80 and $15.60 granted to Mr. Yemin on September 30, 2009 and the SARs granted to our other NEOs on June 10, 2011 would not have provided value to them on December 31, 2011 because the base price of all such awards was above the $11.41 fair market value of our Common Stock on that date.

(3)	Consists of $39,000 in salary continuation and an accrued but unused vacation payment of $28,800.

(4)
Consists of a $140,000 severance payment, a pro-rated annual bonus of $175,000, the accelerated vesting of equity awards worth $252,514, $9,294 for the cost to continue health insurance for six months and accrued and unused vacation worth $8,615.

(5)	Consists of the value of 30,000 NQSOs with exercise prices of $8.32, 4,750 SARs with a base price of $6.98 and 215,000 RSUs.

(6)
Consists of a $140,000 severance payment, a pro-rated annual bonus of $260,000, the accelerated vesting of equity awards worth $313,607, $9,294 for the cost to continue health insurance for six months and accrued and unused vacation worth $4,308.

(7)	Consists of the value of 30,813 NQSOs with exercise prices of $9.17, 4,750 SARs with a base price of $6.98 and 215,000 RSUs.

(8)
Consists of a $140,000 severance payment, a pro-rated annual bonus of $210,000, the accelerated vesting of equity awards worth $532,666, $9,294 for the cost to continue health insurance for six months, $2,154 for accrued and unused vacation and $12,000 and $27,000 for continued allowances for family education and residence, respectively, for six months.

(9)	Consists of the value of 30,813 NQSOs with exercise prices of $9.17, 4,750 SARs with a base price of $6.98 and 210,000 RSUs.

(10)
Consists of a $120,000 severance payment, a pro-rated annual bonus of $125,000, the accelerated vesting of equity awards worth $104,569, $9,294 for the cost to continue health insurance for six months and $18,000 and $15,000 for continued allowances for family education and residence, respectively, for six months.

(11)	Consists of the value of 18,000 NQSOs with exercise prices of $9.17, 4,750 SARs with a base price of $6.98 and 25,000 RSUs.

Yemin Employment Agreement

We have an employment agreement with Mr. Yemin which contains certain provisions relating to the termination of his employment. Either party may terminate the agreement prior to its expiration by providing one year advance written notice of termination. If Mr. Yemin’s employment is terminated prior to the expiration of the agreement, Mr. Yemin will be paid one month of salary continuation and an amount equivalent to unused vacation days accrued through the date of termination. Accrued and unused sick leave is not paid to Mr. Yemin upon the termination of his employment agreement. If Mr. Yemin terminates his employment prior to its expiration without providing the required advance notice, he will not be entitled to one month of salary continuation and we may, among other things, “clawback” an amount equivalent to the amount of base salary Mr. Yemin would have earned during the required, but not provided, notice period.

Mr. Yemin’s employment agreement also provides him with the option to purchase his residence from us following the termination of his employment (other than termination for cause). Under the terms of the option, Mr. Yemin may purchase the residence at a price equal to the greater of the cost we paid to purchase the residence or the fair market value of the residence. We do not believe that the option would have provided a quantifiable benefit to Mr. Yemin if he had exercised the option on December 31, 2011 because the option does not allow him to purchase the residence at less than fair market value.

If Mr. Yemin’s employment agreement terminates because of his death, he will not be entitled to the above-noted payments and benefits, other than accrued and unused vacation. However, pursuant to our standard policies, Mr. Yemin’s beneficiaries would receive a death benefit equal to one and half times Mr. Yemin’s salary at the time of death. Please see page 22 of this Proxy Statement for further discussion of the material terms of Mr. Yemin’s employment agreement.

Cox Employment Agreement

Upon termination of his employment by us for any reason other than for cause, Mr. Cox will be entitled to a severance payment equal to 50% of his base salary, a prorated annual bonus (if any) and the continuation of insurance benefits for six months following termination. In addition, if we terminate Mr. Cox's employment during the term of his employment agreement for any reason other than for cause, he will also be entitled the immediate vesting of all unvested equity awards to the extent that the awards would have vested if his employment would have continued for the lesser of six months or the expiration of his employment agreement. If Mr. Cox terminates his employment prior to October 31, 2012, we may “clawback” a pro rata portion of the $80,000 contract bonus received by him in November 2011. In addition, if Mr. Cox terminates his employment during the term of his employment agreement without providing advance written notice equal to the lesser of six months or the balance of the term of his employment agreement, we may also “clawback” an amount equivalent to the amount of base salary he would have earned during the required, but not provided, notice period.

Green Employment Agreement

Upon termination of his employment by us for any reason other than for cause, Mr. Green will be entitled to a severance payment equal to 50% of his base salary, a prorated annual bonus (if any) and the continuation of insurance benefits for six months following termination. In addition, if we terminate Mr. Green's employment during the term of his employment agreement for any reason other than for cause, he will also be entitled the immediate vesting of all unvested equity awards to the extent that the awards would have vested if his employment would have continued for the lesser of six months or the expiration of his employment agreement. If Mr. Green terminates his employment prior to October 31, 2012, we may “clawback” a pro rata portion of the $140,000 contract bonus received by him in November 2011. In addition, if Mr. Green terminates his employment during the term of his employment agreement without providing advance written notice equal to the lesser of six months or the balance of the term of his employment agreement, we may also “clawback” an amount equivalent to the amount of base salary he would have earned during the required, but not provided, notice period.

Ginzburg Employment Agreement

Upon termination of his employment by us for any reason other than for cause, Mr. Ginzburg will be entitled to a severance payment equal to 50% of his base salary, a prorated annual bonus (if any) and the continuation of insurance, automobile, education and residence benefits for six months following termination. In addition, if we terminate Mr. Ginzburg's employment during the term of his employment agreement for any reason other than for cause, he will also be entitled the immediate vesting of all unvested equity awards to the extent that the awards would have vested if his employment would have continued for the lesser of six months or the expiration of his employment agreement. If Mr. Ginzburg terminates his employment prior to June 30, 2012, we may "clawback" a pro rata portion of the $140,000 contract bonus received by him in August 2011. In addition, if Mr. Ginzburg terminates his employment during the term of his employment agreement without providing advance written notice equal to the lesser of six months or the balance of the term of his employment agreement, we may also "clawback" an amount equivalent to the amount of base salary he would have earned during the required, but not provided, notice period.

Zamir Employment Agreement

Upon termination of his employment by us for any reason other than for cause, Mr. Zamir will be entitled to a severance payment equal to 50% of his base salary, a prorated annual bonus (if any) and the continuation of insurance, automobile, education and residence benefits for six months following termination. If Mr. Zamir terminates his employment during the term of his employment agreement, we may “clawback” a pro rata portion of any contract bonus received within one year prior to such termination. In addition, if Mr. Zamir terminates his employment during the term of his employment agreement without providing advance written notice equal to the lesser of six months or the balance of the term of his employment agreement, we may also “clawback” an amount equivalent to the amount of base salary he would have earned during the required, but not provided, notice period.

2006 Long-Term Incentive Plan

Under the Plan and the applicable award agreements, equity awards that are not vested at the time the participant’s employment terminates will generally be immediately forfeited unless our Board of Directors or Compensation Committee determines otherwise. NQSOs and SARs that are vested but unexercised at the time of termination of employment will generally be forfeited unless they are exercised before the earlier of 30 days after such termination or the expiration of the award. The NQSOs granted to Messrs. Ginzburg and Green under their 2009 employment agreements will be forfeited unless they are exercised before the earlier of one year after such termination or the expiration of the award.

If an “exchange transaction” (as defined in the Plan) occurs with respect to our Common Stock, then, unless other arrangements are made, unvested awards granted under the Plan may be treated under either of two alternatives. They may be converted into economically equivalent awards with respect to the stock of the acquiring or successor company, or they may become fully vested and participate in the transaction value of the shares covered by the award (e.g., by exercise or cash out). Subject to the above, the disposition of unvested awards under the Plan in the event of an exchange transaction will be determined by our Board, in its discretion. For the purposes of the Plan, an “exchange transaction” includes certain mergers or other transactions which result in our holders of Common Stock receiving cash, stock or other property in exchange for or in connection with their shares of our Common Stock. For an illustration of the value of accelerated equity awards under the Plan assuming that an “exchange transaction” occurred on December 31, 2011, please see the “Change-In-Control” column in the “Potential Payments Upon Termination or Change-In-Control” table on page 27 of this Proxy Statement.

Director Compensation in 2011

The following table sets forth a summary of the compensation we paid to our non-management directors during fiscal year 2011.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Option Awards (4)	All Other Compensation		Total
Asaf Bartfeld	—	—	—	—		—
Gabriel Last	—	—	—	—		—
Aharon Kacherginski	$49,000	$121,125	—	—		$170,125
Shlomo Zohar	$56,000	$121,125	—	—		$177,125
Carlos E. Jordá	$63,000	$85,500	—	$608	(5)	$149,108
Charles H. Leonard	$69,000	$85,500	—	$608	(5)	$155,108
Philip L. Maslowe	$67,500	$85,500	—	$608	(5)	$153,608

(1)	Mr. Yemin is not included in this table. He is an employee-director and does not receive any compensation for his services as a director.

(2)	This column reports the amount of cash compensation earned in 2011 for Board and committee service.

(3)
On June 10, 2011, Messrs. Kacherginski and Zohar were each granted 8,500 RSUs and Messrs. Jordá, Leonard and Maslowe were each granted 6,000 RSUs. No RSUs granted to directors in 2011 were vested on December 31, 2011. Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes. The grant date fair value of $14.25 was equal to the NYSE closing price of our Common Stock on the grant date. Assumptions used in the calculation of this amount for the 2011 fiscal year are included in footnote 12 to our audited financial statements for the 2011 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 14, 2012. At December 31, 2011, Messrs. Jordá, Leonard and Maslowe each held 14,250 unvested RSUs and Messrs. Kacherginski and Zohar each held 8,500 unvested RSUs.

(4)
At December 31, 2011, Messrs. Bartfeld and Last each held 28,000 vested and outstanding NQSOs and Messrs. Jordá, Leonard and Maslowe each held 6,338 vested and outstanding NQSOs, 2,002 unvested and outstanding NQSOs, 750 vested and outstanding SARs and 2,250 unvested and outstanding SARs.

(5)	Consists of dividend equivalents paid upon vested RSUs.

We do not currently pay any director compensation to our employee-director, Mr. Yemin, or our non-employee directors who are affiliated with Delek Group, Messrs. Bartfeld and Last. The compensation framework for our other directors (Messrs. Kacherginski, Zohar, Jordá, Leonard and Maslowe) (the "Compensated Directors") was determined by the Board. Following a review of our director compensation by AON in December 2010, the Board adopted changes to our director compensation framework beginning with the 2011 fiscal year. These changes are described below. Future changes to cash and equity compensation for our directors will be determined by the Board.

Cash Compensation

During 2011, our Compensated Directors received an annual cash fee of $35,000 and an additional annual cash fee of $10,000 for serving as chairman of a Board committee. From among our Compensated Directors, only Messrs. Leonard and Maslowe serve as a chairman of a Board committee. The Compensated Directors receive meeting fees of $2,000 per board meeting attended in person, $1,000 per committee meeting attended in person and half the fee otherwise due for meetings attended other than in person. We reimburse our directors for all reasonable expenses incurred for attending meetings and service on our Board.

Equity Compensation

On June 10, 2011, Messrs. Kacherginski and Zohar each received 8,500 RSUs and Messrs. Jordá, Leonard and Maslowe each received 6,000 RSUs. These RSUs will vest ratably on the first three anniversaries of the grant date. Beginning in 2012, our Compensated Directors will each receive 9,000 RSUs per year to vest ratably on the first three anniversaries of the grant date. In 2011, we discontinued our practice of making an annual grant of NQSOs or SARs to our Compensated Directors. We intend to continue making annual grants of equity awards to each Compensated Director.

We granted NQSOs under the Plan to Mr. Bartfeld in December 2006 and Mr. Last in January 2007. The NQSOs were fully vested as of December 31, 2011 and allow Messrs. Bartfeld and Last to each purchase 28,000 shares of our Common Stock at exercise prices of $17.64 and $16.00, respectively. These NQSOs were granted as special, one-time grants in consideration of their supervision and direction of the management and consulting services provided by Delek Group to us and not as compensation for their services as directors.

AUDIT COMMITTEE REPORT

Management is responsible for our system of internal controls and the overall financial reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.

At the beginning of 2011, the Audit Committee was comprised of Messrs. Maslowe, Leonard and Jordá. Messrs. Zohar and Kacherginski joined the Audit Committee on March 8, 2011 and December 12, 2011, respectively. During 2011, the Audit Committee reviewed and discussed with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2011, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with United States generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure, including its internal control over financial reporting.

Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board of Directors that it approve the inclusion of the audited financial statements in our annual report on Form 10-K for the year ended December 31, 2011, for filing with the SEC. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board of Directors ask the stockholders to ratify the appointment of Ernst & Young at the Annual Meeting.

Members of the Audit Committee

Philip L. Maslowe, Chairman
Charles H. Leonard
Carlos E. Jordá
Shlomo Zohar
Aharon Kacherginski

RELATIONSHIP WITH INDEPENDENT AUDITORS

The information required by Item 9(e) of Schedule 14A is filed under Item 14 (Principal Accountant Fees and Services) of our Form 10-K and is incorporated herein by reference.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR 2012

The Audit Committee has appointed Ernst & Young LLP, as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2012. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

We are asking you to ratify the selection of Ernst & Young as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young to our stockholders for ratification because we value your views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent public accounting firm.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

To be considered for inclusion in our Proxy Statement for our 2013 Annual Meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be in writing and submitted to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received no later than November 30, 2012, for us to consider it for inclusion.

Stockholders who desire to present business at our 2013 Annual Meeting of stockholders, without inclusion in the Proxy Statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify our Secretary of such intent in accordance with our bylaws by writing to the Secretary of Delek US Holdings, Inc. at 7102 Commerce Way, Brentwood, Tennessee 37027. To be timely, such notice must be received not later than December 30, 2012, nor earlier than November 30, 2012, provided that if the date of the Annual Meeting is advanced more than thirty calendar days prior to or delayed by more than thirty calendar days after the anniversary of the preceding year’s Annual Meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the ninetieth calendar day prior to such Annual Meeting or the tenth calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 2.02 of our bylaws. You may obtain a copy of our bylaws by writing to our Secretary at the address above.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this Proxy Statement. By incorporating by reference, we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for information incorporated by reference that is superseded by information contained in this Proxy Statement. This Proxy Statement incorporates by reference information from our Form 10-K under Item 14, Principal Accounting Fees and Services. A copy of the Company’s Form 10-K for the fiscal year ended December 31, 2011 has been mailed to you along with this Proxy Statement and is available free of charge on our website, which is located at http://www.DelekUS.com.

ANNUAL MEETING OF STOCKHOLDERS OF

DELEK US HOLDINGS, INC.

May 1, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=196835&p=irol-proxy

Please sign, date and mail your proxy card in the
envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1	Election of Directors:
NOMINEES:
☐	FOR ALL NOMINEES	¡	Ezra Uzi Yemin
		¡	Gabriel Last
		¡	Asaf Bartfeld
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	Shlomo Zohar
		¡	Carlos E. Jordá
		¡	Charles H. Leonard
☐	FOR ALL EXCEPT (See instructions below)	¡	Philip L. Maslowe

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●
To change the address on your account, please check the box at right and indicate your new address in the address space above.
Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐
			FOR	AGAINST	ABSTAIN
2	Ratification of the appointment of Ernst & Young, LLP as our independent registered accounting firm for the fiscal year ending December 31, 2012:		☐	☐	☐

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The stockholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND 2.

PLEASE COMPLETE, DATE, SIGN, AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.

Signature of Stockholder		Date:	Signature of Stockholder		Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DELEK US HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 1, 2012.

Ezra Uzi Yemin and Mark B. Cox and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock, par value $0.01 per share, of Delek US Holdings, Inc. held of record by the undersigned on March 12, 2012, at the Annual Meeting of Stockholders to be held at 2:00 pm central time on May 1, 2012, at the Hilton Garden Inn, 9150 Carothers Parkway in Franklin, Tennessee, and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND 2.

(Continued and to be signed on the reverse side)